MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis (MD&A) dated April 28, 2021 is provided to enable readers to assess the results of operations, liquidity, and capital resources of AltaGas Ltd. ("AltaGas", the "Company" or the "Corporation") as at and for the three months ended March 31, 2021. This MD&A should be read in conjunction with the accompanying unaudited condensed interim Consolidated Financial Statements and notes thereto of AltaGas as at and for the three months ended March 31, 2021 and the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2020.

The Consolidated Financial Statements and comparative information have been prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP) and in Canadian dollars, unless otherwise indicated. Throughout this MD&A, references to GAAP refer to U.S. GAAP and dollars refer to Canadian dollars, unless otherwise indicated.

Abbreviations, acronyms, and capitalized terms used in this MD&A without express definition shall have the same meanings given to those terms in the MD&A as at and for the year ended December 31, 2020 or the Annual Information Form for the year ended December 31, 2020.

This MD&A contains forward-looking information (forward-looking statements). Words such as “expect”, “anticipate”, “will”, “continues”, “estimate”, “growth”, “plans”, "may" and similar expressions suggesting future events or future performance, as they relate to the Corporation or any affiliate of the Corporation, are intended to identify forward-looking statements. In particular, this MD&A contains forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities, and financial results. Specifically, such forward-looking statements included in this document include, but are not limited to, statements with respect to the following: planned retirement of Allan Edgeworth from the Board of Directors; anticipated annual cash savings as a result of the debt repayment with the proceeds of the March 2021 medium term note issuance; expected annual consolidated normalized EBITDA of approximately $1.475 to $1.525 billion and expected 2021 normalized earnings per share of approximately $1.65 to $1.80 per share, expectation that Utilities will contribute 55 percent of 2021 normalized EBITDA; growth levels and drivers expected in the Utilities and Midstream segments; expectation for normalized EBITDA to be lower in the Corporate/Other segment in 2021; expectation that growth will offset lost EBITDA from a full year impact of asset sales completed in 2020 and impact of WGL's commodity business in 2021; estimate that an average of approximately 9,500 Bbls/d of natural gas liquids (NGL) will be exposed to frac spreads prior to hedging activities; plan to underpin a growing portion of annual capacity at RIPET by tolling arrangements over the next several years; expected net capital expenditures of $910 million in 2021; anticipated segment allocation of capital expenditures in 2021; expectation that growth capital will be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities; expected cost, completion, and in-service dates for growth capital projects; anticipated timing of applications, hearings, and decisions of rate cases before Utilities regulators; status and impact of COVID-19 regulatory orders in the Utilities segment; potential risks and impacts associated with the COVID-19 pandemic; expected sources of funding for working capital; future changes in accounting policies and adoption of new accounting standards.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events, and achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas’ current expectations, estimates, and projections based on certain material factors and assumptions at the time the statement was made. Material assumptions include: asset sales anticipated to close in 2021, effective tax rates, the U.S./Canadian dollar exchange rate, the impact of the COVID-19 pandemic, financing initiatives, propane price differentials, degree day variance from normal, pension discount rate, the performance of the businesses underlying each sector, impacts of the hedging program, commodity prices, weather, frac spread, access to capital, timing and receipt of regulatory approvals, planned and unplanned plant outages, timing of in-service dates of new projects and acquisition and divestiture activities, operational expenses, returns on investments, and dividend levels.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 1

AltaGas’ forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation: risk related to COVID -19; health and safety risks; risks related to the integration of Petrogas; operating risks; regulatory risks; cyber security, information, and control systems; litigation risk; climate-related risks, including carbon pricing; changes in law; political uncertainty and civil unrest; infrastructure risks; service interruptions; decommissioning, abandonment and reclamation costs; reputation risk; weather data; Indigenous land and rights claims; crown duty to consult with Indigenous peoples; capital market and liquidity risks; general economic conditions; internal credit risk; foreign exchange risk; debt financing, refinancing, and debt service risk; interest rates; technical systems and processes incidents; dependence on certain partners; growth strategy risk; construction and development; transportation of petroleum products; impact of competition in AltaGas' businesses; counterparty credit risk; market risk; composition risk; collateral; rep agreements; delays in U.S. Federal Government budget appropriations; market value of common shares and other securities; variability of dividends; potential sales of additional shares; volume throughput; natural gas supply risk; risk management costs and limitations; underinsured and uninsured losses; commitments associated with regulatory approvals for the acquisition of WGL; securities class action suits and derivative suits; electricity and resource adequacy prices; cost of providing retirement plan benefits; labor relations; key personnel; failure of service providers; compliance with Section 404(a) of Sarbanes-Oxley Act; and the other factors discussed under the heading "Risk Factors" in the Corporation’s Annual Information Form for the year ended December 31, 2020 and set out in AltaGas’ other continuous disclosure documents.

Many factors could cause AltaGas' or any particular business segment's actual results, performance, or achievements to vary from those described in this MD&A, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this MD&A as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected, or targeted, and such forward-looking statements included in this MD&A should not be unduly relied upon. The impact of any one assumption, risk, uncertainty, or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on management’s (Management) assessment of all information at the relevant time. Such statements speak only as of the date of this MD&A. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this MD&A are expressly qualified by these cautionary statements.

Financial outlook information contained in this MD&A about prospective financial performance, financial position, or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on AltaGas Management's assessment of the relevant information currently available. Readers are cautioned that such financial outlook information contained in this MD&A should not be used for purposes other than for which it is disclosed herein.

Additional information relating to AltaGas, including its quarterly and annual MD&A and Consolidated Financial Statements, Annual Information Form, and press releases are available through AltaGas' website at www.altagas.ca or through SEDAR at www.sedar.com.

AltaGas Business Overview and Organization

AltaGas is a leading North American energy infrastructure company that connects natural gas and natural gas liquids (NGLs) to domestic and global markets. The Company operates a diversified, low-risk, high-growth Utilities and Midstream business that is focused on delivering resilient and durable value for its stakeholders.

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Within the Company’s Utilities segment, AltaGas owns and operates rate regulated Utilities assets that provide natural gas to 1.7 million end-users across five U.S. jurisdictions (Virginia, Maryland, Michigan, the District of Columbia, and Alaska). The principal focus of the segment is to provide its customers with safe, reliable and affordable energy to heat and power their homes and places of work in order to carry out everyday life. The segment provides AltaGas with stable earnings and cash flow with approximately 70 percent of the Company’s Utilities customers being residential and the balance being commercial and industrial users.

Within AltaGas’ Midstream segment, the Company owns and operates a number of large energy infrastructure assets that are principally focused on: 1) gathering, processing, and fractionating raw natural gas production into pipeline quality natural gas and NGLs; and 2) connecting natural gas and NGLs to domestic and global downstream markets. This includes AltaGas operating two large LPG export terminals on the west coast of North America that ship propane and butane to key Asian markets.

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas
Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, and Ridley Island LPG Export Limited Partnership; and, in regard to remaining assets in the Corporate/Other segment, AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA). Petrogas Energy Corporation (Petrogas) was also added as a subsidiary of AltaGas upon the close of a further approximately 37 percent interest in Petrogas on December 15, 2020 (the Petrogas Acquisition).

First Quarter Highlights
(Normalized EBITDA, normalized funds from operations, normalized net income, net debt, and net debt to total capitalization ratio are non-GAAP financial measures. Please see Non‑GAAP Financial Measures section of this MD&A.)

▪AltaGas has increased its 2021 normalized EBITDA guidance to $1.475 to $1.525 billion, compared to the previous range of $1.4 to $1.5 billion, and its normalized earnings per share guidance to $1.65 to $1.80 per share, compared to the previous range of $1.45 to $1.55. This revised guidance reflects the strong results in the first quarter of 2021;
▪On March 8, 2021, WGL Midstream entered into a Membership Interest Purchase Agreement (MIPA) with Vega Energy Partners, Ltd. and Six One Commodities LLC Global for the sale of the majority of WGL Midstream's commodity business. Total cash proceeds received were approximately US$275 million, including working capital adjustments, and a pre-tax provision of $76 million was recorded in the first quarter of 2021 relating to this sale. The transaction closed on April 23, 2021;
▪On February 2, 2021, AltaGas announced the appointment of a new Independent Director, Jon-Al Duplantier, to AltaGas' Board of Directors, effective immediately. AltaGas also announced the planned retirement of Allan Edgeworth from AltaGas' Board of Directors effective upon the conclusion of AltaGas' next Annual General Meeting, to be held on April 30, 2021;

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▪On February 24, 2021, the Public Service Commission of the District of Columbia (PSC of DC) approved Washington Gas' US$20 million base rate case recommended in their recent settlement agreement. Rates became effective on April 1, 2021;
▪On March 16, 2021, AltaGas completed the issuance of $350 million of senior unsecured medium term notes with a coupon rate of 1.227 percent, maturing on March 18, 2024, and $200 million of senior unsecured medium term notes with a coupon rate of 2.166 percent, maturing on March 16, 2027. The net proceeds were used to pay down existing indebtedness including indebtedness under AltaGas' credit facility and for general corporate purposes. As a result of the issuance, AltaGas expects annual average cash savings of approximately $4 million per year;
▪AltaGas continues to closely monitor developments related to COVID-19, including the existing and potential impact on global and local economies in the jurisdictions where it operates. The executive team and cross-functional response teams that were established in early 2020 continue to meet regularly to align response strategy and efforts within all areas of the Corporation. AltaGas' approach has been, and will continue to be, risk-based and guided by its core values. The health and safety of AltaGas' employees, customers, contractors, and the communities in which it operates is the top priority and is integrated into each aspect of AltaGas' response efforts. To date, COVID-19 has had minimal disruption to AltaGas' operations;
▪Normalized EBITDA was $674 million compared to $499 million in the first quarter of 2020;
▪Cash from operations was $605 million ($2.16 per share) compared to $475 million ($1.70 per share) in the first quarter of 2020;
▪Normalized funds from operations were $583 million ($2.08 per share) compared to $420 million ($1.51 per share) in the first quarter of 2020;
▪Net income applicable to common shares was $337 million ($1.21 per share) compared to $464 million ($1.66 per share) in the first quarter of 2020;
▪Normalized net income was $361 million ($1.29 per share) compared to $220 million ($0.79 per share) in the first quarter of 2020;
▪Net debt was $7.8 billion as at March 31, 2021, compared to $8.2 billion at December 31, 2020; and
▪Net debt-to-total capitalization ratio was 50 percent as at March 31, 2021, compared to 52 percent as at December 31, 2020.

Highlights Subsequent to Quarter End

▪On April 9, 2021, the Maryland Public Service Commission (PSC of MD) issued a Final Order affirming the proposed order of the Public Utility Law Judge (PULJ) in Washington Gas' recent rate case, reflecting a base rate increase of approximately US$13 million. The revenue increase became effective on March 26, 2021; and
▪On April 23, 2021, AltaGas closed the sale of the majority of WGL Midstream's commodity business for cash proceeds of approximately US$275 million, including working capital adjustments.

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Consolidated Financial Review

	Three Months Ended March 31
($ millions, except normalized effective income tax rate)	2021	2020
Revenue	3,085	1,869
Normalized EBITDA (1)	674	499
Net income applicable to common shares	337	464
Normalized net income (1)	361	220
Total assets	21,071	21,133
Total long-term liabilities	11,132	10,003
Net additions of property, plant and equipment	139	199
Dividends declared (2)	71	67
Cash from operations	605	475
Normalized funds from operations (1)	583	420
Normalized adjusted funds from operations (1)	555	382
Normalized utility adjusted funds from operations (1)	480	308
Normalized effective income tax rate (%) (1)	21.3	25.3

	Three Months Ended March 31
($ per share, except shares outstanding)	2021	2020
Net income per common share - basic	1.21	1.66
Net income per common share - diluted	1.20	1.66
Normalized net income - basic (1)	1.29	0.79
Normalized net income - diluted (1)	1.29	0.79
Dividends declared (2)	0.25	0.24
Cash from operations	2.16	1.70
Normalized funds from operations (1)	2.08	1.51
Normalized adjusted funds from operations (1)	1.98	1.37
Normalized utility adjusted funds from operations (1)	1.71	1.10
Shares outstanding - basic (millions)
During the period (3)	280	279
End of period	280	279
(1)Non‑GAAP financial measure; see discussion in Non-GAAP Financial Measures section of this MD&A.
(2)Dividends declared per common share per month: $0.08 beginning on December 27, 2018, increased to $0.0833 per share beginning December 2020.
(3)Weighted average.

Three Months Ended March 31

Normalized EBITDA for the first quarter of 2021 was $674 million, compared to $499 million for the same quarter in 2020. Factors positively impacting AltaGas' normalized EBITDA in the first quarter of 2021 included favorable storage prices and transportation margins at WGL Midstream, impacts from the consolidation of Petrogas, which was consolidated upon completion of the Petrogas Acquisition, higher gas and power margins from WGL's retail marketing business due to favourable pricing and colder weather in 2021, higher revenue from accelerated pipe replacement program spend, and higher firm revenues at the Utilities due to colder weather and customer growth, partially offset by the impact of asset sales, including AltaGas Canada Inc. (ACI) in March 2020, Pomona Energy Storage Inc. (Pomona) and AltaGas Ripon Energy Inc. (Ripon) in the third quarter of 2020, as well as higher expenses related to employee incentive plans as a result of the increasing share price in 2021. For the three months ended March 31, 2021, the average Canadian/U.S. dollar exchange rate decreased to 1.27 from an average of 1.34 in the same quarter of 2020, resulting in a decrease in normalized EBITDA of approximately $22 million.

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Net income applicable to common shares for the first quarter of 2021 was $337 million ($1.21 per share), compared to $464 million ($1.66 per share) for the same quarter in 2020. The decrease was mainly due to the absence of the gain on the sale of ACI and the gain related to certain distributed generation projects which were transferred to the purchaser in the first quarter of 2020, provisions related to the sale of the majority of WGL Midstream's commodity business, and lower unrealized gains on risk management contracts, partially offset by the same previously referenced factors impacting normalized EBITDA, the absence of the dilution loss on equity investments, lower depreciation and amortization expense, and lower income tax expense.

Normalized funds from operations for the first quarter of 2021 were $583 million ($2.08 per share), compared to $420 million ($1.51 per share) for the same quarter in 2020. The increase was mainly due to the same previously referenced factors impacting normalized EBITDA, partially offset by higher current income tax expense.

In the first quarter of 2021, AltaGas recorded a pre-tax provision of approximately $76 million related to the sale of the majority of WGL Midstream's commodity business. In the first quarter of 2020, AltaGas recorded pre-tax gains on dispositions of assets of approximately $212 million. This was primarily comprised of the gain on the disposition of AltaGas' equity investment in ACI of $206 million, as well as approximately $6 million related to certain distributed generation projects which were transferred to the purchaser in the first quarter of 2020. In addition, in the first quarter of 2020, AltaGas recorded a pre-tax provision of approximately $2 million ($2 million after-tax) related to land parcels located near the Harmattan gas processing plant.

Operating and administrative expenses for the first quarter of 2021 were $366 million, compared to $338 million for the same quarter in 2020. The increase was mainly due to the inclusion of Petrogas' operating and administrative expenses upon consolidation, higher costs from increased activity at RIPET and the NEBC pipeline projects which were placed in service in the second and third quarters of 2020, and higher expenses related to employee incentive plans as a result of the increasing share price in 2021. Depreciation and amortization expense for the first quarter of 2021 was $99 million, compared to $105 million for the same quarter in 2020. The decrease was mainly due to lower U.S. Midstream amortization and the amortization of purchase price allocation adjustments related to the Petrogas Acquisition, partially offset by new assets placed in-service and amortization expense on Petrogas assets upon consolidation. Interest expense for the first quarter of 2021 was $70 million, compared to $70 million for the same quarter in 2020. Interest expense in the quarter was impacted by higher average debt balances and lower capitalized interest, offset by lower average interest rates.
AltaGas recorded income tax expense of $102 million for the first quarter of 2021 compared to $132 million in the same quarter of 2020. The decrease in income tax expense was mainly due to a decrease in income before income taxes and the absence of tax expense related to dispositions in Canada in the first quarter of 2020. Current tax expense of $30 million was recorded in the first quarter of 2021, which did not include any tax on asset sales.

Normalized net income was $361 million ($1.29 per share) for the first quarter of 2021, compared to $220 million ($0.79 per share) for the same quarter of 2020. The increase in normalized net income was due to the same previously referenced factors impacting normalized EBITDA, lower depreciation and amortization expense, and lower income tax expense, partially offset by higher net income applicable to non-controlling interest as a result of the consolidation of Petrogas. Normalizing items in the first quarter of 2021 increased normalized net income by $24 million and included after‑tax amounts related to transaction costs related to acquisitions and dispositions, restructuring costs, provisions on assets, non-controlling interest portion of non-GAAP adjustments, and unrealized gains on risk management contracts. Normalizing items in the first quarter of 2020 reduced normalized net income by $244 million and included after‑tax amounts related to gains on sale of assets, transaction costs related to acquisitions and dispositions, restructuring costs, dilution loss on equity investment, COVID-19 related costs, unrealized gains on risk management contracts, and losses on investments. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 6

2021 Outlook

In 2021, AltaGas expects to achieve annual consolidated normalized EBITDA of approximately $1.475 to $1.525 billion and normalized earnings per share of approximately $1.65 to $1.80 per share, assuming an effective tax rate of approximately 22 percent. These revised ranges have been increased compared to prior guidance provided in December 2020, reflecting the strong results for the first quarter of 2021.

The Utilities segment is expected to contribute approximately 55 percent of normalized EBITDA, with growth driven primarily by revenue growth from previously settled rate cases, increased spend on accelerated capital replacement programs, the impact of new rates in the District of Columbia and Maryland, ongoing operational cost optimization activities, and modest customer growth. Expected growth in the Midstream segment, primarily driven by the integration and optimization of Petrogas operations, higher export volumes from RIPET, favorable first quarter storage prices and transportation margins at WGL Midstream, and increased volumes at NEBC facilities, is expected to be partially offset by lower commodity prices and the impacts of a blend and extend contract that was entered into in 2018 and took effect in 2021. Midstream segment earnings are approximately 55 percent underpinned through take-or-pay, cost-of-service, and fee-for-service contracts at the Midstream facilities and tolling agreements at the export facilities. Normalized EBITDA from the Corporate/Other segment, which includes AltaGas' remaining power assets, is expected to be lower in 2021 mainly due to asset sales completed in 2020. Overall growth is expected to offset lost normalized EBITDA from a full year impact of asset sales completed in 2020 and the impact of the sale of the majority of WGL Midstream's commodity business in 2021.

The overall forecasted normalized EBITDA and normalized earnings per share include updated assumptions around the U.S./Canadian dollar exchange rate. The impact of the COVID-19 pandemic on AltaGas business segments is expected to be less pronounced than in 2020. Within each segment, the performance of the underlying businesses has the potential to vary. Any variance from AltaGas’ current assumptions could impact the forecasted normalized EBITDA and normalized earnings per share. Please refer to the Risk Management section of this MD&A for further discussions of the risks to AltaGas arising from the COVID-19 pandemic.

AltaGas estimates an average of approximately 9,500 Bbls/d of NGLs will be exposed to frac spreads prior to hedging activities. AltaGas plans to manage the 2021 frac exposed NGL volumes with an active hedging program and is currently approximately 92 percent hedged for 2021.

At RIPET and Ferndale, NGL price margins are protected through AltaGas' comprehensive hedging programs. For propane and butane volumes not expected to be contracted under tolling arrangements at RIPET and Ferndale, approximately 45 percent are currently financially hedged at FEI to Mont Belvieu and FEI to Conway, with propane spreads of approximately US$11/Bbl. When combined with the tolling volumes at the facilities, this equates to approximately 60 percent of forecasted export volumes being tolled and/or financially hedged. As highlighted in past disclosures, AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

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Sensitivity Analysis

AltaGas’ financial performance is affected by factors such as changes in commodity prices, exchange rates, and weather. The following table illustrates the approximate effect of these key variables on AltaGas’ expected normalized EBITDA for 2021:

Factor	Increase or decrease	Approximate impact on normalized annual EBITDA ($ millions)
Degree day variance from normal - Utilities (1)	5 percent	10
Change in Canadian dollar per U.S. dollar exchange rate	0.05	35
Propane Far East Index to Mont Belvieu spread (2)	US$1/Bbl	19
Pension discount rate	1 percent	20
(1)Degree days – Utilities relate to SEMCO Gas, ENSTAR, and District of Columbia service areas. Degree days are a measure of coldness determined daily as the numbers of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(2)The sensitivity is net of hedges currently in place. The impact on normalized EBITDA due to changes in the spread will vary and is being managed through an active hedging program.

Growth Capital

Based on projects currently under review, development, or construction, AltaGas expects net capital expenditures of approximately $910 million in 2021. The majority of capital expenditures are expected to focus on projects within the Utilities platform that are anticipated to deliver stable and transparent rate base growth and strong risk-adjusted returns. The Utilities segment is expected to account for approximately 80 to 85 percent of total capital expenditures, while the Midstream segment is expected to account for approximately 15 to 20 percent and the Corporate/Other segment is expected to account for any remainder. In 2021, AltaGas’ capital expenditures for the Utilities segment will focus primarily on accelerated pipe replacement programs, customer growth, and system betterment. In the Midstream segment, capital expenditures are anticipated to primarily relate to the construction of the Nig Creek expansion, maintenance and administrative capital, optimization of existing assets, and new business development. Maintenance capital related to Midstream assets and remaining power assets in the Corporate/Other segment is expected to be approximately $45 to $55 million of the total capital expenditures in 2021. The Corporation continues to focus on capital efficient organic growth and disciplined capital allocation while improving balance sheet strength and flexibility.

AltaGas' 2021 committed capital program is expected to be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities.

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Growth Capital Project Updates

The following table summarizes the status of AltaGas’ significant growth projects.

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Midstream Projects
Nig Creek Expansion	50%	$58 million	$32 million
The Nig Creek facility is being expanded in two phases. Phase one will expand designed capacity by 55 Mmcf/d gross (27.5 Mmcf/d net) by adding inlet compression, sales compression, and other plant equipment. Construction is ongoing and on schedule. The second phase will increase capacity by an additional 25 Mmcf/d gross (12.5 Mmcf/d net) and will include a deep cut plant for additional liquids recoveries.
					Phase I expected to be in-service early Q3 and Phase II in Q2 2022.
Mountain Valley Pipeline (MVP)	10%	US$352 million	US$352 million	As of March 31, 2021, approximately 92 percent of the project is complete, which includes construction of all original interconnects and compressor stations. On November 9, 2020, the 4th U.S. Circuit of Appeals granted a request from certain environmental groups and issued a stay pending litigation over the U.S. Army Corps of Engineers' verification of water crossings for the project, under a general permit know as Nationwide Permit 12. On March 25, 2021, Virginia's Department of Environmental Quality informed the U.S. Army Corps of Engineers that they likely will not issue a water quality permit for MVP until December 2021 or as late as March 2022. MVP is maintaining its targeted in-service date of late 2021. Despite the delays, AltaGas' exposure is contractually capped to the original estimated contributions of approximately US$352 million.	Q4 2021 due to ongoing legal and regulatory challenges.
MVP Southgate Project	5%	US$20 million	US$4 million	Construction is expected to begin in the third quarter of 2021, despite the North Carolina Department of Environmental Quality's decision to deny MVP Southgate's request for state certification under the Clean Water Act Section 401. The decision is expected to be appealed. Expenditures to date relate to land surveys, land acquisition, and obtaining permits and regulatory approvals.	Q3 2022 due to ongoing legal and regulatory challenges.

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Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Utilities Projects
Accelerated Utility Pipe Replacement Programs – District of Columbia	100%	Estimated US$150 million over the period from January 2021 to December 2023, plus additional expenditures in subsequent periods.	US$8 million (3)	The second phase of the accelerated utility pipe replacement programs in the District of Columbia (PROJECTpipes 2) began in January 2021.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Maryland	100%	Estimated US$350 million over the five year period from January 2019 to December 2023, plus additional expenditures in subsequent periods.	US$132 million (3)	The second phase of the accelerated utility pipe replacement programs in Maryland (STRIDE 2.0) began in January 2019.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Virginia	100%	Estimated US$500 million over the five year period from January 2018 to December 2022, plus additional expenditures in subsequent periods.	US$297 million (3)	The second phase of the accelerated pipe replacement programs in Virginia (SAVE 2.0) began in January 2018.	Individual assets are placed into service throughout the program.
Accelerated Mains Replacement Programs – Michigan	100%	Estimated US$115 million over five year period from 2021 to 2026.	US$2 million (3)	A new Main Replacement Program (MRP) was agreed to in SEMCO’s last rate case settled in December 2019. The new five-year MRP program begins in 2021 with a total spend of approximately US$60 million. In addition to the new MRP program, SEMCO was also granted a new Infrastructure Reliability Improvement Program (IRIP) which is also a five-year program with a total spend of approximately US$55 million beginning in 2021.	Individual assets are placed into service throughout the program.
(1)These amounts are estimates and are subject to change based on various factors. Where appropriate, the amounts reflect AltaGas’ share of the various projects.
(2)Expenditures to date reflect total cumulative expenditures incurred from inception of the projects to March 31, 2021.
(3)The utility accelerated replacement programs are long-term projects with multiple phases for which expenditures are approved by the regulators and managed in multi-year increments. Expenditures to date only include amounts for the current programs described above, and exclude any expenditures made under prior increments of the programs. Actual regulatory filings may differ from reported amounts.

Non‑GAAP Financial Measures
This MD&A contains references to certain financial measures used by AltaGas that do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other entities. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to other measures of financial performance calculated in accordance with GAAP. The non‑GAAP measures and their reconciliation to GAAP financial measures are shown below. These non-GAAP measures provide additional information that Management believes is meaningful in describing AltaGas' operational performance, liquidity and capacity to fund dividends, capital expenditures, and other investing activities. The specific rationale for, and incremental information associated with, each non‑GAAP measure is discussed below.

References to normalized EBITDA, normalized net income, normalized funds from operations, normalized adjusted funds from operations (AFFO), normalized utility adjusted funds from operations (UAFFO), normalized income tax expense, normalized

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effective income tax rate, net debt, and net debt to total capitalization throughout this MD&A have the meanings as set out in this section.

Normalized EBITDA

	Three Months Ended March 31
($ millions)	2021	2020
Net income after taxes (GAAP financial measure)	$371	$486
Add:
Depreciation and amortization	99	105
Interest expense	70	70
Income tax expense	102	132
EBITDA	$642	$793
Add (deduct):
Transaction costs related to acquisitions and dispositions	6	9
Unrealized gains on risk management contracts	(55)	(115)
Losses on investments	—	3
Gains on sale of assets	—	(212)
Restructuring costs	1	1
Dilution loss on equity investment	—	16
COVID-19 related costs	—	1
Provisions on assets	76	2
Accretion expenses	—	1
Foreign exchange losses	4	—
Normalized EBITDA	$674	$499

EBITDA is a measure of AltaGas' operating profitability prior to how business activities are financed, assets are amortized, or earnings are taxed. EBITDA is calculated from the Consolidated Statements of Income using net income adjusted for pre‑tax depreciation and amortization, interest expense, and income tax expense.

Normalized EBITDA includes additional adjustments for transaction costs related to acquisitions and dispositions, unrealized gains on risk management contracts, losses on investments, gains on sale of assets, restructuring costs, dilution loss on equity investment, COVID-19 related costs, provisions on assets, foreign exchange losses, and accretion expenses related to asset retirement obligations. AltaGas presents normalized EBITDA as a supplemental measure. Normalized EBITDA is used by Management to enhance the understanding of AltaGas' earnings over periods. The metric is frequently used by analysts and investors in the evaluation of entities within the industry as it excludes items that can vary substantially between entities depending on the accounting policies chosen, the book value of assets, and the capital structure.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 11

Normalized Net Income

	Three Months Ended March 31
($ millions)	2021	2020
Net income applicable to common shares (GAAP financial measure)	$337	$464
Add (deduct) after-tax:
Transaction costs related to acquisitions and dispositions	4	8
Unrealized gains on risk management contracts	(41)	(88)
Non-controlling interest portion of non-GAAP adjustments	1	—
Losses on investments	—	3
Gains on sale of assets	—	(185)
Provisions on assets	59	—
Restructuring costs	1	1
Dilution loss on equity investment	—	16
COVID-19 related costs	—	1
Normalized net income	$361	$220

Normalized net income represents net income applicable to common shares adjusted for the after-tax impact of transaction costs related to acquisitions and dispositions, non-controlling interest portion of non-GAAP adjustments, unrealized gains on risk management contracts, losses on investments, gains on sale of assets, provisions on assets, restructuring costs, dilution loss on equity investment, and COVID-19 related costs. Normalized net income is used by Management to enhance the comparability of AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities.

Normalized Funds from Operations, AFFO, and UAFFO

	Three Months Ended March 31
($ millions)	2021	2020
Cash from operations (GAAP financial measure)	$605	$475
Add (deduct):
Net change in operating assets and liabilities	(30)	(61)
Asset retirement obligations settled	1	1
Funds from operations	$576	$415
Add (deduct):
Transaction costs related to acquisitions and dispositions (1)	6	3
Restructuring costs	1	1
COVID-19 related costs	—	1
Normalized funds from operations	$583	$420
Add (deduct):
Net cash paid to non-controlling interests	(6)	(7)
Non-utility maintenance capital	(9)	(14)
Preferred dividends paid	(13)	(17)
Normalized adjusted funds from operations	$555	$382
Deduct:
Utilities depreciation and amortization	(75)	(74)
Normalized utility adjusted funds from operations	$480	$308
(1)Excluding non-cash amounts.

Normalized funds from operations, normalized adjusted funds from operations, and normalized utility adjusted funds from operations are used to assist Management and investors in analyzing the liquidity of the Corporation. Management uses these

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 12

measures to understand the ability to generate funds for capital investments, debt repayment, dividend payments, and other investing activities.

Funds from operations are calculated from the Consolidated Statements of Cash Flows and are defined as cash from operations before net changes in operating assets and liabilities and expenditures incurred to settle asset retirement obligations. Normalized funds from operations is calculated based on cash from operations and adjusted for changes in operating assets and liabilities in the period and non‑operating related expenses (net of current taxes) such as transaction and financing costs related to acquisitions and dispositions, COVID-19 related costs, and restructuring costs. Normalized adjusted funds from operations is based on normalized funds from operations, further adjusted to remove the impact of cash transactions with non-controlling interests, non-utility maintenance capital, and preferred share dividends paid. Normalized utility adjusted funds from operations is based on normalized adjusted funds from operations, further adjusted for Utilities segment depreciation and amortization.

Funds from operations, normalized funds from operations, normalized adjusted funds from operations, and normalized utility adjusted funds from operations as presented should not be viewed as an alternative to cash from operations or other cash flow measures calculated in accordance with GAAP.

Normalized Income Tax Expense

	Three Months Ended March 31
($ millions)	2021	2020
Income tax expense (GAAP financial measure)	$102	$132
Add (deduct) tax impact of:
Transaction costs related to acquisitions and dispositions	2	1
Unrealized gains on risk management contracts	(14)	(27)
Gains on sale of assets	—	(26)
Provisions on assets	17	2
Normalized income tax expense	$107	$82

Normalized income tax expense represents income tax expense adjusted for the tax impact of transaction costs related to acquisitions and dispositions, unrealized gains on risk management contracts, gains on sale of assets, and provisions on assets. This measure is used by Management to enhance the comparability of the impact of income tax on AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities, and is presented to provide this perspective to analysts and investors.

Net Debt and Net Debt to Total Capitalization

Net debt and net debt to total capitalization are used by the Corporation to monitor its capital structure and financing requirements. It is also used as a measure of the Corporation’s overall financial strength and is presented to provide this perspective to analysts and investors. Net debt is defined as short-term debt (excluding third-party project financing obtained for the construction of certain energy management services projects), plus current and long-term portions of long-term debt, less cash and cash equivalents. Total capitalization is defined as net debt plus shareholders’ equity and non-controlling interests. Additional information regarding these non-GAAP measures can be found under the Capital Resources section of this MD&A.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 13

Supplemental Calculations

Reconciliation of Normalized EBITDA to Normalized Net Income

The below table provides a supplemental reconciliation of normalized EBITDA to normalized net income. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP financial measures in the section above. This supplemental information is provided as additional information to assist analysts and investors in comparing normalized EBITDA to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental reconciliation.

	Three Months Ended March 31
($ millions)	2021	2020
Normalized EBITDA	$674	$499
Add (deduct):
Depreciation and amortization	(99)	(105)
Interest expense	(70)	(70)
Income tax expense	(102)	(132)
Normalizing items impacting income tax expense	(4)	51
Accretion expenses	—	(1)
Foreign exchange losses	(4)	—
Net income applicable to non-controlling interests	(21)	(5)
Preferred share dividends	(13)	(17)
Normalized net income	$361	$220

Calculation of Normalized Effective Income Tax Rate

The below table provides a calculation of normalized effective income tax rate from normalized net income and normalized income tax expense. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP measures in the section above. This supplemental calculation is provided as additional information to assist analysts and investors in comparing normalized income tax expense to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental calculation.

	Three Months Ended March 31
($ millions, except normalized effective income tax rate)	2021	2020
Normalized net income	$361	$220
Add (deduct):
Normalized income tax expense	107	82
Net income applicable to non-controlling interests	21	5
Preferred share dividends	13	17
Normalized net income before taxes	$502	$324

Normalized effective income tax rate (%) (1)	21.3	25.3
(1)Calculated as normalized income tax expense divided by normalized net income before taxes.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 14

Results of Operations by Reporting Segment

Normalized EBITDA (1)	Three Months Ended March 31
($ millions)	2021	2020
Utilities	$371	$369
Midstream	304	120
Sub-total: Operating Segments	$675	$489
Corporate/Other	(1)	10
	$674	$499
(1)Non‑GAAP financial measure; see discussion in Non‑GAAP Financial Measures section of this MD&A.

Revenue	Three Months Ended March 31
($ millions)	2021	2020
Utilities	$1,408	$1,405
Midstream	1,650	450
Sub-total: Operating Segments	$3,058	$1,855
Corporate/Other	23	26
Intersegment eliminations	4	(12)
	$3,085	$1,869

Utilities

Operating Statistics

	Three Months Ended March 31
	2021	2020
Natural gas deliveries - end-use (Bcf) (1)	72.6	66.6
Natural gas deliveries - transportation (Bcf) (1)	43.1	40.5
Service sites (thousands) (2)	1,675	1,661
Degree day variance from normal - SEMCO Gas (%) (3)	(6.2)	(11.4)
Degree day variance from normal - ENSTAR (%) (3)	9.7	16.1
Degree day variance from normal - Washington Gas (%) (3) (4)	(7.1)	(17.1)
Retail energy marketing - gas sales volumes (Mmcf)	24,696	21,916
Retail energy marketing - electricity sales volumes (GWh)	3,249	3,511
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.

During the first quarter of 2021, AltaGas’ Utilities segment experienced colder weather at SEMCO, warmer weather at ENSTAR, and colder weather at Washington Gas compared to the same quarter of 2020.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 15

Service sites at March 31, 2021 increased by approximately 14 thousand sites compared to March 31, 2020 due to a growth in customer base.

In the first quarter of 2021, U.S. retail gas sales volumes were 24,696 Mmcf, compared to 21,916 Mmcf in the same quarter of 2020. The increase was primarily due to colder weather in first quarter of 2021 compared to the same quarter of 2020. U.S. retail electricity sales volumes were 3,249 GWh in the first quarter of 2021, compared to 3,511 GWh in the same quarter of 2020. The decrease was primarily due to COVID-19 impacts, partially offset by an increase in customers served by the business.

Three Months Ended March 31

The Utilities segment normalized EBITDA was $371 million in the first quarter of 2021, compared to $369 million in the same quarter of 2020. The increase in normalized EBITDA was mainly due to the impact of higher gas and power margins from WGL's retail marketing business due to favourable pricing and colder weather in 2021, colder weather in Michigan and the District of Columbia, higher returns on pension assets, higher revenue from accelerated pipe replacement program spend, and customer growth, partially offset by the weaker U.S. dollar, Virginia rate refund adjustments in 2020, the impact of the sale of ACI in 2020, continued cancellation of late fees by the utilities due to COVID-19, lower customer usage, and warmer weather in Alaska.

In the first quarter of 2020, the Utilities segment recognized a pre-tax gain of $206 million on the disposition of ACI.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 16

Rate Case Updates

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
Washington Gas - District of Columbia	January 2020
US$35 million increase in base rates, including US$9 million of annual PROJECTpipes surcharges currently paid by customers for accelerated pipeline replacement. Therefore, the incremental amount of the base rate increase requested was approximately US$26 million.

Washington Gas filed this rate case on January 13, 2020. On December 8, 2020, Washington Gas filed, for PSC of DC approval, a settlement agreement to resolve all issues in the case. The settling parties agreed to a US$20 million increase in base rates including PROJECTpipes surcharges previously collected as a rider and return on equity of 9.25 percent. The settling parties agree that this settlement is limited to resolving PROJECTpipes costs that are completed and in service, as of the date of Washington Gas' filed rebuttal testimony (i.e. September 14, 2020). Washington Gas' rebuttal testimony included an amount of up to approximately US$100 million of PROJECTpipes plant in service being transferred to base rates. This settlement does not set any precedent with respect to any future requests for PROJECTpipes cost recovery. Washington Gas agrees it will not file for a distribution rate increase or request any new rate or tariff mechanisms that have a related customer rate increase in the District of Columbia before August 31, 2021. On February 24, 2021, the PSC of DC approved the US$20 million base rate case recommended in the settlement agreement. The new rates became effective on April 1, 2021.
Settlement agreement approved February 2021
Washington Gas - Maryland	August 2020	US$27 million increase in base rates, including US$6 million currently collected through the Strategic Infrastructure Development Enhancement Plan (STRIDE) surcharges for system upgrades. Therefore, the incremental amount of the base rate increase requested was approximately US$21 million.
Washington Gas filed this rate case on August 28, 2020. On February 12, 2021, the PULJ issued a Proposed Order in the Case and an ERRATA filing correcting of the Proposed Order on February 19, 2021. The Proposed Order, as corrected, authorizes Washington Gas to increase its Maryland natural gas distribution rates by approximately US$13 million (including US$5 million for the STRIDE surcharge), reflecting a return of equity of 9.70 percent. On April 9, 2021, after considering the appeals, the PSC of MD issued an order which affirmed the Proposed Order with one modification. The order authorized Washington Gas to increase its Maryland natural gas distribution rates by approximately US$13 million (including US$5 million currently collected through the STRIDE surcharge), reflecting a return on equity of 9.70 percent. The revenue increase became effective on March 26, 2021.
Final order issued April 2021

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 17

COVID-19 Related Orders

District of Columbia
On March 16, 2020, the Council of the District of Columbia (DC Council) passed legislation prohibiting the disconnection of electric and gas services for non-payment of fees during a Public Health Emergency (PHE). The Mayor of the District of Columbia's PHE declaration and all related orders have been further extended to March 31, 2021, and the prohibition on disconnection is effective for 15 days following the end of the public health emergency. On March 3, 2021, DC Council granted the mayor the authority to extend the PHE resulting from the COVID pandemic through May 20, 2021. The moratorium on utility shutoff is also extended to the same date. On April 15, 2020, the PSC of DC issued an order authorizing Washington Gas to establish a regulatory asset to capture and track the incremental costs related to COVID-19 that were prudently incurred beginning March 11, 2020. On March 3, 2021, the PSC of DC issued an order directing that: 1) Washington Gas must provide a notice to residential customers 45 days before disconnecting service after the lifting of the public health emergency and this rule will remain in effect for up to 120 days; 2) Washington Gas is to provide Deferred Payment Agreements to eligible residential customers of at least 12 months after the ending of the public health emergency; 3) Washington Gas must submit a proposal and implementation plan for an Arrearage Management Program within 45 days from the date of the Order (April 19, 2021); and 4) the threshold used to determine eligibility for the Residential Essential Discount program increases temporarily from 60 percent to 75 percent of the state median income level.

Maryland
On March 16, 2020, the Governor of Maryland issued an Executive Order which ordered regulated utilities to cease disconnections and billing of late fees for residential customers through May 1, 2020, which was subsequently amended to extend the order through August 31, 2020. On September 22, 2020, the PSC of MD took action that had the effect of extending the moratorium on service disconnections through November 15, 2020. Due to the winter moratorium on disconnections (November 1 to March 31), this has the effect of delaying residential terminations until April 1, 2021. On April 9, 2020, the PSC of MD issued an order and authorized each utility company to establish a regulatory asset to record the effects of incremental collection and other costs related to COVID-19 prudently incurred beginning on March 16, 2020. On August 27 and 28, 2020, the PSC of MD held Public Conference (PC) 53 to review the impacts of the Executive Order on utilities and the services they provide. On August 31, 2020, the PSC of MD issued an order directing that: (1) Utilities may not engage in service terminations and/or charge late fees until October 1, 2020 and any notices of termination for residential accounts sent before October 1, 2020 are invalid; (2) a Public Service Company must give notice of at least 45 days before terminating service on a residential account; (3) structured payment plans offered by Public Service Companies to residential customers in arrears or unable to pay must allow a minimum of 12 months to repay, with that period extending to 24 months for customers certified as low income; (4) Public Service Companies are prohibited from collecting or requiring down payments or deposits as a condition of beginning a payment plan by any residential customer; and (5) Public Service Companies are prohibited from refusing to negotiate or denying a payment plan to a residential customer receiving service because the customer failed to meet the terms and conditions of an alternate payment plan during the past 18 months. As requested by the PSC of MD, investor-owned utilities in Maryland filed a joint proposed Arrearage Management Program (AMP) plan on October 7, 2020, which was followed by a legislative style hearing in November 2020. On December 21, 2020, the PSC of MD rejected the proposed AMP plan. It will continue to monitor the customer arrearage data provided by utilities, and may revisit this issue in the future.

On February 15, 2021, the Maryland General Assembly passed the Recovery for the Economy, Livelihoods, Industries, Entrepreneurs and Families Act (RELIEF Act). The RELIEF Act includes approximately US$83 million in funds to help Maryland residential customers who are in arrears. Maryland customers must meet the requirements established by the RELIEF Act to receive the funds. On February 24, 2021, the PSC of MD issued an Order requesting arrearage data by April 9, 2021 to determine how best to distribute funds among the utilities and the criteria for allocation of funds to the customers. The PSC of MD updated its moratorium on disconnects through June 30, 2021 for special needs customers or anyone who has received or qualified to receive OHEP Energy Assistance after February 15, 2017.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 18

Virginia
On March 16, 2020, the State Corporation Commission of Virginia (SCC of VA) issued an order which prohibited disconnections of electricity, gas, water, and sewer utility services during the coronavirus public health emergency, and established certain consumer protection measures. While the SCC of VA order was extended, the disconnection order, but not the consumer protections expired on October 5, 2020. However, following the expiration of the disconnection order, on October 16, 2020, the Virginia General assembly approved legislation that would extend the disconnection prohibition for residential customers for nonpayment of bills or fees until the Governor determines the prohibition does not need to remain in place or until at least 60 days after the state of emergency declared on March 12, 2020 ends, whichever is sooner. The legislation also codified the consumer protection plans, requiring utilities to offer customers in arrears fee-free repayment plans without deposit or eligibility requirements. The legislation became effective in November 2020. On April 29, 2020, the SCC of VA issued an order approving a request from Washington Gas and other Virginia utilities to create a regulatory asset to record incremental prudently incurred costs and suspended late payment fees attributable to the COVID-19 pandemic. The October 16, 2020 legislation approved by the general assembly established certain reporting requirements for utilities to report bad debt information and provides utilities with certain exemptions from such requirements based on a utilities' particular facts and circumstances. On December 8, 2020, Washington Gas was awarded $US7.7 million under the Virginia CARES Relief Funding Award, to use for customer arrearages. Virginia customers must meet the criteria established by the program to receive the funds. Any unused funds will be returned to the SCC of VA by December 10, 2021.

Alaska
On April 10, 2020, the Governor of Alaska signed Senate Bill 241, which allows certificated utilities to record a regulatory asset for extraordinary costs and uncollectible residential utility bills that result from the COVID-19 public health disaster emergency declared by the governor on March 11, 2020. The determination as to whether an extraordinary expense resulted from the COVID-19 emergency is subject to approval by the RCA before recovery occurs through future rates. In response to Senate Bill 241, on April 15, 2020, the RCA opened an information docket to gather information including how utilities are dealing with COVID-19 and its effects. It will also discuss specific sections of Senate Bill 241 regarding deadlines for Commission actions and regulatory assets in a later public meeting.

Michigan
On April 15, 2020, the MPSC issued an order for all utilities which allows for regulatory asset accounting to capture bad debts in excess of what is in approved rates. Incremental cost recovery was not addressed in the order; however, utilities filed comments and reply on April 30, 2020 and May 13, 2020, respectively, on what extraordinary costs, costs savings, and incremental revenues related to COVID-19 should be considered by the MPSC and how those costs should be tracked. In addition, the order included a list of additional customer protection requirements. On July 23, 2020, the MPSC issued an order asking that any rate-regulated utility seeking recovery of COVID-19 related expenses beyond uncollectible expenses make an informational filing with the MPSC no later than November 2, 2020. SEMCO Gas did not establish a regulatory asset for bad debts since the bad debt expense is not expected to exceed the level approved in the last rate case proceeding. Furthermore, SEMCO Gas determined that the benefit would be de minimis to proceed with filing for the recovery for the incremental COVID-19 costs considering the legal fees associated with completing such a regulatory filing. The MPSC issued an order on February 18, 2021 following a MPSC staff report on energy accessibility and affordability. The order requires the MPSC staff to establish an Energy Accessibility and Affordability Collaborative to coordinate efforts and find efficiencies between the Energy Waste Reduction (EWR) Low-Income workgroup and the Monthly Energy Assistance Program workgroup. The Collaborative’s first meeting occurred on April 8, 2021. Michigan utilities’ monthly disconnection reporting continues.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 19

Midstream

Operating Statistics

	Three Months Ended March 31
	2021	2020
RIPET export volumes (Bbls/d) (1)	50,714	35,141
Ferndale export volumes (Bbls/d) (1)	34,750	—
Total inlet gas processed (Mmcf/d) (1)	1,526	1,393
Extracted ethane volumes (Bbls/d) (1)	33,138	29,932
Extracted NGL volumes (Bbls/d) (1) (2)	38,026	32,495
Fractionation volumes (Bbls/d) (1)	28,591	21,079
Frac spread - realized ($/Bbl) (1) (3)	14.69	11.76
Frac spread - average spot price ($/Bbl) (1) (4)	24.35	2.04
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (5)	10.14	16.23
Natural gas optimization inventory (Bcf)	23.9	34.3
(1)Average for the period.
(2)NGL volumes refer to propane, butane and condensate.
(3)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(4)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac exposed volumes for the period.
(5)Average propane price spread between FEI and Mont Belvieu TET commercial index.

Propane volumes exported to Asia from RIPET for the three months ended March 31, 2021 averaged 50,714 Bbls/d compared to 35,141 Bbls/d for the same period in 2020. There were 8 full shipments in the first quarter of 2021 compared to 6 shipments in the same period of 2020. Higher RIPET export volumes and shipments were a result of an increase in the amount of cargoes sold on the spot market. Propane and butane export volumes at Ferndale averaged 34,750 Bbls/d, with 6 shipments to Asia during the three months ended March 31, 2021.

Inlet gas processing volumes for the first quarter of 2021 increased by 133 Mmcf/d compared to the same quarter of 2020. Higher inlet gas processing volumes in the first quarter of 2021 were a result of additional volumes from the Townsend Deep Cut facility, which was placed in-service in May 2020, and higher inlet volumes at the extraction and Gordondale facilities.

Average ethane volumes for the first quarter of 2021 increased by 3,206 Bbls/d, while average extracted NGL volumes increased by 5,531 Bbls/d compared to the same quarter of 2020. Higher ethane volumes were a result of additional contracted ethane volumes at the extraction facilities. Higher extracted NGL volumes were a result of additional extracted NGL volumes from the Townsend Deep Cut facility, which was placed in-service in May 2020, and higher inlet volumes at the extraction facilities.

Fractionation volumes for the first quarter of 2021 increased by 7,512 Bbls/d compared to the same quarter of 2020. Higher fractionation volumes were a result of the North Pine expansion and additional liquids volumes from the Townsend Deep Cut facility. The increase was partially offset by lower trucked-in volumes at Harmattan.

Natural gas optimization inventory as at March 31, 2021 was 23.9 Bcf (December 31, 2020 - 39.3 Bcf). The decrease in natural gas optimization inventory was primarily due to the polar vortex in the U.S., resulting in higher withdrawals in the month of February.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 20

Three Months Ended March 31

The Midstream segment reported normalized EBITDA of $304 million in the first quarter of 2021, compared to $120 million in the same quarter of 2020. The increase in normalized EBITDA was mainly due to favorable storage and transportation margins and higher storage withdrawals at WGL Midstream, impacts from the consolidation of Petrogas, which was consolidated upon AltaGas' acquisition of an additional 37 percent on December 15, 2020, higher export volumes at RIPET, higher processed volumes at the NEBC facilities, and higher fractionation and liquids handling revenues due to NEBC growth projects placed into service. These were partially offset by lower realized merchant margins at RIPET (inclusive of hedges), cessation of Allowance for Funds Used During Construction (AFUDC) related to Mountain Valley, lower NGL marketing margins, and amortization of a contract asset at Gordondale related to a blend and extend contract that was entered into in 2018 and took effect in 2021.

In the first quarter of 2021, AltaGas recorded a pre-tax provision of approximately $76 million related to the sale of the majority of WGL Midstream's commodity business. In the first quarter of 2020, AltaGas recorded a pre-tax provision of approximately $2 million related to land parcels located near the Harmattan gas processing plant.

Midstream Hedges

	Three Months Ended March 31
	2021	2020
Frac exposed volumes (Bbls/d)	11,348	10,359
NGL volumes hedged (Bbls/d)	11,035	7,433
Average price of NGL volumes hedged ($/Bbl) (1)	26	33
Average export volumes hedged (Bbls/d)	35,714	26,317
Average FEI to North American NGL price spread for volumes hedged (US$/Bbl)	10	10
(1)Excludes basis differential

Corporate/Other

Three Months Ended March 31

In the Corporate/Other segment, normalized EBITDA for the first quarter of 2021 was a loss of $1 million, compared to earnings of $10 million in the same quarter of 2020. The decrease was mainly due to higher expenses related to employee incentive plans as a result of the increasing share price in 2021 and the impact of the disposition of Pomona in the third quarter of 2020.

During the first quarter of 2020, the Corporate/Other segment recognized a pre-tax gain of $6 million on certain U.S. distributed generation projects that were sold in 2019 but transferred to the purchaser during the quarter.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 21

Invested Capital

	Three Months Ended March 31, 2021
($ millions)	Utilities	Midstream	Corporate/Other	Total
Invested capital:
Property, plant and equipment	$112	$22	$5	$139
Intangible assets	—	—	1	1
Long-term investments	—	3	—	3
Contributions from non-controlling interest	—	(1)	—	(1)
Invested capital	$112	$24	$6	$142

	Three Months Ended March 31, 2020
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$144	$42	$17	$203
Intangible assets	—	—	1	1
Long-term investments	—	64	—	64
Contributions from non-controlling interest	—	(3)	—	(3)
Invested capital	144	103	18	265
Disposals:
Property, plant and equipment	—	—	(4)	(4)
Equity method investments	(369)	(7)	—	(376)
Invested capital, net of disposals	$(225)	$96	$14	$(115)

During the first quarter of 2021, AltaGas’ invested capital was $142 million, compared to $265 million in the same quarter of 2020. The decrease in invested capital was primarily due to lower additions to property, plant and equipment and the absence of a capital contribution made to an equity investment related to a cash call in the first quarter of 2020.

The decrease in additions to property, plant and equipment in the first quarter of 2021 was mainly due to the absence of construction costs relating to the NEBC projects, most of which were completed in the first half of 2020, the impact of the lower foreign exchange rate on U.S. dollar expenditures, and lower Washington Gas system betterment expenditures, partially offset by construction costs for the Nig Creek expansion. The disposals of property, plant and equipment and equity method investments in the first quarter of 2020 primarily related to proceeds received from the disposition of the U.S. distributed generation assets and the disposition of ACI, respectively.

The invested capital in the first quarter of 2021 included maintenance capital of $4 million (2020 ‑ $nil) in the Midstream segment and $5 million (2020 ‑ $14 million) related to remaining power assets in the Corporate/Other segment. Midstream maintenance capital in the first quarter of 2021 was primarily related to the Ferndale facility. The decrease in maintenance capital in the Corporate/Other segment was due the absence of a planned turnaround at the Blythe facility in the first quarter of 2020.

Risk Management

Risks Related to COVID-19

As the COVID-19 pandemic continues, governments in the jurisdictions in which AltaGas operates have maintained measures designed to contain the outbreak, including business closures and restrictions, travel limitations and border closings, quarantines, and restrictions on gatherings and events. The outcome and duration of the pandemic remains uncertain and the

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 22

magnitude of the pandemic continues to evolve. As a result, it is not currently possible to accurately quantify the total potential impact of the pandemic on AltaGas’ operations or financial results.

AltaGas, with its subsidiaries, activated its pandemic response team early in 2020 to monitor developments related to COVID-19 and to ensure the Corporation was responding swiftly and appropriately. Continuity plans and preparedness measures have been implemented at each of AltaGas’ businesses, with safeguarding the well-being of its personnel as the primary concern. To date, AltaGas has been able to respond to the COVID-19 related challenges with minimal disruption to its operations and business.

AltaGas has identified the following as potential direct or indirect impacts to its business and operations from the pandemic:

▪Key employees and personnel: Widespread inability of AltaGas' workforce or that of the Corporation's contractors to perform their duties would have an adverse impact on AltaGas' ability to continue normal operations in the Utilities, Midstream and Corporate/Other segments. To date, AltaGas has not experienced unavailability of a significant portion of its personnel as a result of COVID-19 related concerns;
▪Return to work: As AltaGas reintegrates its personnel to its workplace, it may incur additional costs to adapt the workplace to meet applicable health and safety requirements. The occurrence of additional waves of the virus or its variants, or delays in the availability or rollout of vaccines may require AltaGas to revise or delay such integration plans. To the extent that it is unable to effectively protect its workforce against the transmission of the virus, AltaGas may be forced to slow or reverse its reintegration efforts and could face allegations of liability;
▪IT infrastructure, privacy and cyber security: Increased volume and sophistication of targeted cyber-attacks have been seen since the declaration of the global pandemic. Pandemic-adjusted operations, such as work from home arrangements and remote access to the Corporation's systems, may pose heightened risk of cyber security and privacy breaches and may put additional stress on the Corporation's IT infrastructure. A failure of such infrastructure could severely limit AltaGas' ability to conduct ordinary operations. To date, AltaGas’ systems have functioned capably, and it has not experienced a material impact to its operations as a result of an IT infrastructure issue; and
▪Counterparty and supplier risk: Increased exposure that contract counterparties and suppliers could fail to meet their obligations to AltaGas. Such non-performance by a significant counterparty or supplier could adversely affect AltaGas' operations and financial results. To date, any cases of force majeure invoked by counterparties related to the AltaGas’ assets as a result of COVID-19 have not been material.

To the extent these risks materialize, the Corporation’s ability to carry out its business plans for 2021 may be adversely impacted.

Political Uncertainty and Civil Unrest

Uncertainty exists with regard to the political climate in the jurisdictions where AltaGas operates. Changes in social, political, regulatory, or economic conditions, or in laws and policies governing environment, development, tax, foreign trade, investment or energy could materially adversely affect AltaGas' business and operations.

Recently there have been significant incidents of civil unrest in areas where AltaGas operates. To the extent that civil unrest is accompanied by disruption to transportation routes, damage to infrastructure, violence or destruction, AltaGas' personnel, physical facilities, and operations may be placed at risk and financial and operational results may be adversely impacted.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 23

Other

AltaGas is exposed to various market risks in the normal course of operations that could impact earnings and cash flows. AltaGas enters into physical and financial derivative contracts to manage exposure to fluctuations in commodity prices and foreign exchange rates, as well as to optimize certain owned and managed natural gas assets. The Board of Directors of AltaGas has established a risk management policy for the Corporation establishing AltaGas’ risk management control framework. Derivative instruments are governed under, and subject to, this policy. As at March 31, 2021 and December 31, 2020, the fair values of the Corporation’s derivatives were as follows:

($ millions)	March 31, 2021	December 31, 2020
Natural gas	$(94)	$(69)
Energy exports	59	(31)
NGL frac spread	(22)	(6)
Power	(29)	(29)
Crude oil and NGLs	(7)	1
Foreign exchange	16	23
Net derivative liability	$(77)	$(111)

Summary of Risk Management Contracts

Commodity Price Contracts

▪The average indicative spot NGL frac spread for the three months ended March 31, 2021 was approximately $24/Bbl (2020 – $2/Bbl), inclusive of basis differentials. The average NGL frac spread realized by AltaGas (based on average spot price and realized hedge price inclusive of basis differentials) for the three months ended March 31, 2021 was approximately $15/Bbl inclusive of basis differentials (2020 - $12/Bbl).
▪For 2021, AltaGas estimates an average of approximately 9,500 Bbls/d of NGL will be exposed to frac spreads prior to hedging activities. Hedges are in place for approximately 92 percent of frac exposed NGL volumes including internal hedges.
▪At RIPET and Ferndale, NGL price margins are protected through AltaGas' comprehensive hedging programs. For propane and butane volumes not expected to be contracted under tolling arrangements at RIPET and Ferndale, approximately 45 percent are currently financially hedged at FEI to Mont Belvieu and FEI to Conway, with propane spreads of approximately US$11/Bbl. When combined with tolling volumes at the facilities, this equates to approximately 60 percent of forecasted export volumes being tolled and/or financially hedged. As highlighted in past disclosures, AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 24

Foreign Exchange Contracts

The following foreign exchange forward contracts are outstanding as at March 31, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Forward USD sales	US$20	Less than one year	1.3574	$2
Forward USD purchases	US$277	Less than one year	1.2635	$(5)
Foreign exchange swaps (sales)	US$254	Less than one year	1.3329	$19

For the three months ended March 31, 2021, AltaGas recorded an after-tax realized gain of $7 million on all foreign exchange forward contracts. There were no foreign exchange contracts in place during the first quarter of 2020.

Weather Instruments

▪For the three months ended March 31, 2021, no pre-tax gains or losses (2020 - pre-tax losses of $3 million) were recorded related to heating degree day (HDD) and cooling degree day (CDD) instruments.

The Effects of Derivative Instruments on the Consolidated Statements of Income

The following table presents the unrealized gains (losses) on derivative instruments as recorded in the Corporation’s Consolidated Statements of Income:

	Three Months Ended March 31
($ millions)	2021	2020
Natural gas	$(7)	$16
Energy exports	78	86
Crude oil and NGLs	6	—
NGL frac spread	(16)	14
Power	2	(1)
Foreign exchange	(8)	—
	$55	$115

Please refer to Note 23 of the 2020 Annual Consolidated Financial Statements and Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2021 for further details regarding AltaGas’ risk management activities.

Liquidity

As a result of certain commitments made to the PSC of DC, the PSC of MD, and the SCC of VA in respect of the WGL acquisition in 2018, Washington Gas is subject to certain restrictions when paying dividends to AltaGas. However, AltaGas does not expect that this will have an impact on AltaGas’ ability to meet its obligations.

In addition, Wrangler SPE LLC and Washington Gas made certain ring fencing commitments to the PSC of DC, the PSC of MD, and the SCC of VA with the intention of removing Washington Gas from the bankruptcy estate of AltaGas and its affiliates,

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 25

other than Washington Gas and Wrangler SPE LLC (together, the “Ring Fenced Entities”). Because of these ring fencing measures, none of the assets of the Ring Fenced Entities would be available to satisfy the debt or contractual obligations of AltaGas or any non-Ring Fenced Entity Affiliate, including any indebtedness or other contractual obligations of AltaGas, and the Ring Fenced Entities do not bear any liability for indebtedness or other contractual obligations of any non-Ring Fenced Entity, and vice versa.

	Three Months Ended March 31
($ millions)	2021	2020
Cash from operations	$605	$475
Investing activities	(191)	127
Financing activities	(412)	(338)
Increase in cash, cash equivalents, and restricted cash	$2	$264

Cash From Operations

Cash from operations increased by $130 million for the three months ended March 31, 2021 compared to the same period in 2020, primarily due to higher net income after taxes (after adjusting for non-cash items), partially offset by unfavorable variances in the net change in operating assets and liabilities. The majority of the variance in net change in operating assets and liabilities was due lower cash flow from accounts receivable and inventory due to fluctuations in commodity prices and sales volumes, overall colder weather experienced by the Utilities segment, and the addition of Petrogas assets, partially offset by increased cash flows from accounts payable and accrued liabilities driven by fluctuations in volumes and prices and the addition of Petrogas' liabilities, and increased cash flows related to regulatory assets and regulatory liabilities due to colder weather at the Utilities.

Working Capital

($ millions, except working capital ratio)	March 31, 2021	December 31, 2020
Current assets	$2,596	$2,497
Current liabilities	2,111	2,607
Working capital (deficiency)	$485	$(110)
Working capital ratio (1)	1.23	0.96
(1)Calculated as current assets divided by current liabilities.

The increase in the working capital ratio was primarily due to the reclassification of assets held for sale related to the sale of the majority of WGL Midstream's commodity business, and decreases in accounts payable and accrued liabilities and short-term debt, partially offset by the reclassification of liabilities associated with assets held for sale, and decreases in accounts receivable and inventory. AltaGas’ working capital will fluctuate in the normal course of business.

Investing Activities

Cash used in investing activities for the three months ended March 31, 2021 was $191 million, compared to cash from investing activities of $127 million in the same period in 2020. Investing activities for the three months ended March 31, 2021 primarily included expenditures of approximately $188 million for property, plant and equipment and intangible assets, and approximately $3 million of contributions to equity investments. Investing activities for the three months ended March 31, 2020 primarily included proceeds of approximately $376 million from the disposition of ACI and $4 million of proceeds from asset sales, partially offset by expenditures of approximately $189 million for property, plant and equipment and intangible assets, and approximately $64 million of contributions to equity investments.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 26

Financing Activities

Cash used in financing activities for the three months ended March 31, 2021 was $412 million, compared to $338 million in the same period in 2020. Financing activities for the three months ended March 31, 2021 were primarily comprised of net repayments of short-term debt and long-term debt of $239 million, net repayment under credit facilities of $632 million, issuance of long-term debt of $546 million, dividends of $84 million, distributions to non-controlling interests of $7 million, contributions from non-controlling interests of $1 million, and proceeds from shares issued on exercise of options of $3 million. Financing activities for the three months ended March 31, 2020 were primarily comprised of net repayments of short-term debt and long-term debt of $706 million, dividends of $84 million, distributions to non-controlling interests of $10 million, partially offset by net issuances under credit facilities of $454 million and contributions from non-controlling interests of $3 million. Total dividends paid to common and preferred shareholders of AltaGas for the three months ended March 31, 2021 were $84 million (2020 - $84 million).

Capital Resources

AltaGas' objective for managing capital is to maintain its investment grade credit ratings, ensure adequate liquidity, optimize the profitability of its existing assets and grow its energy infrastructure to create long‑term value and enhance returns for its investors. AltaGas' capital structure is comprised of shareholders' equity (including non‑controlling interests), short‑term and long‑term debt (including the current portion) less cash and cash equivalents.

The use of debt or equity funding is based on AltaGas’ capital structure, which is determined by considering the norms and risks associated with operations and cash flow stability and sustainability.

($ millions, except net debt-to-total capitalization)	March 31, 2021	December 31, 2020
Short-term debt (1)	$—	$236
Current portion of long-term debt	360	360
Long-term debt (2)	7,497	7,626
Total debt	7,857	8,222
Less: cash and cash equivalents	(52)	(32)
Net debt	$7,805	$8,190
Shareholders' equity	7,193	7,041
Non-controlling interests	635	620
Total capitalization	$15,633	$15,851

Net debt-to-total capitalization (%)	50	52
(1)For the purposes of the net debt calculation, short-term debt excludes third-party project financing obtained on behalf of the United States federal government to provide funds for the construction of certain energy management services projects. As this debt was obtained on behalf of the U.S. government, AltaGas would only need to repay in the event that the project is not completed or accepted by the government. At March 31, 2021, the project financing balance excluded from short-term debt in above table was $8 million (December 31, 2020 - $20 million).
(2)Net of debt issuance costs of $46 million as at March 31, 2021 (December 31, 2020 - $43 million).

As at March 31, 2021, AltaGas’ total debt primarily consisted of outstanding medium term notes (MTNs) of $4.6 billion (December 31, 2020 - $4.0 billion), WGL and Washington Gas long-term debt of $2.1 billion (December 31, 2020 - $2.1 billion), reflecting fair value adjustments on acquisition, SEMCO long‑term debt of $631 million (December 31, 2020 - $641 million), $302 million drawn under the bank credit facilities (December 31, 2020 - $934 million) and short-term debt of $8

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 27

million (December 31, 2020 - $256 million). In addition, AltaGas had $234 million of letters of credit outstanding (December 31, 2020 - $230 million).

As at March 31, 2021, AltaGas’ total market capitalization was approximately $5.9 billion based on approximately 280 million common shares outstanding and a closing trading price on March 31, 2021 of $20.94 per common share.
AltaGas' earnings interest coverage for the rolling twelve months ended March 31, 2021 was 2.3 times (twelve months ended March 31, 2020 – 2.4 times).

Credit Facilities		Drawn at	Drawn at
($ millions)	Borrowing capacity	March 31, 2021	December 31, 2020
AltaGas demand credit facilities (1) (2)	$70	$—	$—
AltaGas revolving credit facilities (1) (2)	3,436	297	802
SEMCO Energy US$150 million credit facilities (1) (2)	189	5	80
WGL US$250 million revolving credit facility (1) (2) (3)	314	161	132
Washington Gas US$450 million revolving credit facility (1) (2) (3)	566	91	363
Petrogas revolving credit facilities	206	—	57
	$4,781	$554	$1,434
(1)Amount drawn at March 31, 2021 converted at the month‑end rate of 1 U.S. dollar = 1.2575 Canadian dollar (December 31, 2020 - 1 U.S. dollar = 1.2732 Canadian dollar).
(2)All US$ borrowing capacity was converted at the March 31, 2021 U.S./Canadian dollar month-end exchange rate.
(3)Amounts drawn include commercial paper that is supported by the long term facilities. WGL and Washington Gas have the right to request additional borrowings of up to US$100 million with the bank’s approval, for a total of US$350 million and US$550 million on their respective facilities.

In addition to the facilities listed above, AltaGas has demand letter of credit facilities of $464 million (December 31, 2020 - $330 million). At March 31, 2021, there were letters of credit for $233 million (December 31, 2020 - $229 million) issued on these facilities and less than $1 million (December 31, 2020 - $1 million) issued on the Company's revolving credit facilities.

WGL and Washington Gas use short-term debt in the form of commercial paper or unsecured short-term bank loans to fund seasonal cash requirements. Revolving committed credit facilities are maintained in an amount equal to or greater than the expected maximum commercial paper position. At March 31, 2021, commercial paper outstanding totaled $252 million for WGL and Washington Gas (December 31, 2020 – $495 million).

All of the borrowing facilities have covenants customary for these types of facilities, which must be met at each quarter end. AltaGas and its subsidiaries have been in compliance with all financial covenants each quarter since the establishment of the facilities. AltaGas and its subsidiaries are also in compliance with trust indenture requirements for its MTNs as at March 31, 2021 and December 31, 2020.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 28

The following table summarizes the Corporation's primary financial covenants as defined by the credit facility agreements:

Ratios	Debt covenant requirements	As at March 31, 2021
Bank debt-to-capitalization (1) (2)	not greater than 65%	less than 50%
Bank EBITDA-to-interest expense (1) (2)	not less than 2.5x	greater than 4.0x
Bank debt-to-capitalization (SEMCO) (2) (3)	not greater than 60%	less than 41%
Bank EBITDA-to-interest expense (SEMCO) (2) (3)	not less than 2.25x	greater than 9.0x
Bank debt-to-capitalization (WGL) (2) (4)	not greater than 65%	less than 42%
Bank debt-to-capitalization (Washington Gas) (2) (4)	not greater than 65%	less than 45%
Funded debt to EBITDA (Petrogas) (2) (5)	not greater than 3.00x	less than 1.0x
Total debt to EBITDA (Petrogas) (2) (5)	not greater than 4.00x	less than 1.0x
Fixed charge coverage ratio (Petrogas) (2) (5)	not less than 1.25x	greater than 10.0x
(1)Calculated in accordance with the Corporation’s US$1.2 billion credit facility agreement, which is available on SEDAR at www.sedar.com. The covenants are equivalent and applicable to all the Corporation’s committed credit facilities.
(2)Estimated, subject to final adjustments.
(3)Bank EBITDA-to-interest expense (SEMCO) and Bank debt-to-capitalization (SEMCO) are calculated based on SEMCO’s consolidated financial statements and are calculated similarly to Bank debt-to-capitalization and Bank EBITDA-to-interest expense.
(4)WGL’s bank debt-to-capitalization ratio is calculated based on WGL’s consolidated financial statements.
(5)Calculated in accordance with the Petrogas credit facility agreement.

On February 22, 2021, a $2.5 billion base shelf prospectus for the issuance of certain types of future public debt and/or equity issuances was filed to replace the base shelf prospectus dated September 25, 2019. This enables AltaGas to access the Canadian capital markets on a timely basis during the 25-month period that the base shelf prospectus remains effective. As at March 31, 2021, approximately $2.0 billion was available under the base shelf prospectus.

On February 22, 2021, AltaGas filed a US$2.0 billion short form base shelf prospectus in both Alberta and the U.S. to replace the US$2.0 billion short form base shelf prospectus filed on January 21, 2020. This will enable AltaGas to access the U.S. capital markets during the 25-month period that the base shelf prospectus remains effective. As at March 31, 2021, US$2.0 billion was available under the base shelf prospectus.

Related Party Transactions

In the normal course of business, AltaGas transacts with its subsidiaries, affiliates, and joint ventures. There were no significant changes in the nature of the related party transactions described in Note 30 of the 2020 Annual Consolidated Financial Statements.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 29

Share Information

As at April 23, 2021
Issued and outstanding
Common shares	279,705,403
Preferred Shares
Series A	6,746,679
Series B	1,253,321
Series C	8,000,000
Series E	8,000,000
Series G	6,885,823
Series H	1,114,177
Series K	12,000,000
Issued
Share options	9,839,667
Share options exercisable	4,306,514

Dividends

AltaGas declares and pays a monthly dividend to its common shareholders. Dividends on preferred shares are paid quarterly. Dividends are at the discretion of the Board of Directors and dividend levels are reviewed periodically, giving consideration to the ongoing sustainable cash flow from operating activities, maintenance and growth capital expenditures, and debt repayment requirements of AltaGas.

The following table summarizes AltaGas’ dividend declaration history:

Common Share Dividends
Year ended December 31
($ per common share)	2021	2020
First quarter	$0.249900	$0.240000
Second quarter	—	0.240000
Third quarter	—	0.240000
Fourth quarter	—	0.243300
Total	$0.249900	$0.963300

Series A Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.191250	$0.211250
Second quarter	—	0.211250
Third quarter	—	0.211250
Fourth quarter	—	0.191250
Total	$0.191250	$0.825000

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 30

Series B Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.170690	$0.268030
Second quarter	—	0.267160
Third quarter	—	0.183180
Fourth quarter	—	0.176520
Total	$0.170690	$0.894890

Series C Preferred Share Dividends
Year ended December 31
(US$ per preferred share)	2021	2020
First quarter	$0.330625	$0.330625
Second quarter	—	0.330625
Third quarter	—	0.330625
Fourth quarter	—	0.330625
Total	$0.330625	$1.322500

Series E Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.337063	$0.337063
Second quarter	—	0.337063
Third quarter	—	0.337063
Fourth quarter	—	0.337063
Total	$0.337063	$1.348252

Series G Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.265125	$0.265125
Second quarter	—	0.265125
Third quarter	—	0.265125
Fourth quarter	—	0.265125
Total	$0.265125	$1.060500

Series H Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.195349	$0.292890
Second quarter	—	0.292020
Third quarter	—	0.208320
Fourth quarter	—	0.201660
Total	$0.195349	$0.994890

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 31

Series I Preferred Share Dividends (1)
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$—	$0.328125
Second quarter	—	0.328125
Third quarter	—	0.328125
Fourth quarter	—	0.328125
Total	$—	$1.312500
(1) On December 31, 2020, AltaGas redeemed all of it's outstanding Series I preferred shares.

Series K Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.312500	$0.312500
Second quarter	—	0.312500
Third quarter	—	0.312500
Fourth quarter	—	0.312500
Total	$0.312500	$1.250000

Critical Accounting Estimates

Since a determination of the value of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of AltaGas' Consolidated Financial Statements requires the use of estimates and assumptions that have been made using careful judgment. Other than as described below, AltaGas’ significant accounting policies have remained unchanged and are contained in the notes to the 2020 Annual Consolidated Financial Statements. Certain of these policies involve critical accounting estimates as a result of the requirement to make particularly subjective or complex judgments about matters that are inherently uncertain, and because of the likelihood that materially different amounts could be reported under different conditions or using different assumptions.

AltaGas’ critical accounting estimates relate to revenue recognition, financial instruments, depreciation and amortization expense, accounting for leases, asset retirement obligations and other environmental costs, impairment assessments, inventory valuation, income taxes, pension plans and post-retirement benefits, regulatory assets and liabilities, and contingencies. For a full discussion of these accounting estimates, refer to the 2020 Annual Consolidated Financial Statements and MD&A and Note 2 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2021.

Adoption of New Accounting Standards

Effective January 1, 2021, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In December 2019, FASB issued ASU No. 2019-12 "Income Taxes: Simplifying the Accounting for Income Taxes". The amendments in this ASU simplify the accounting for income taxes by clarifying certain aspects of current guidance and removing some exceptions to the general principles in ASC 740. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements;

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 32

▪In January 2020, FASB issued ASU No. 2020-01 "Derivatives and Hedging: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815". The amendments in this ASU clarify the application of the measurement alternative for equity instruments and the measurement of non-derivative forward contracts or purchased call options used to acquire equity securities. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In March 2020, FASB issued ASU No. 2020-04 "Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting." The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain criteria are met. These apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. Certain of AltaGas’ credit facilities, lessee vehicle finance leases, and carrying charges in certain derivative commodity sale arrangements reference LIBOR. The discontinuation of LIBOR will require these arrangements to be modified to replace LIBOR with an alternative interest rate. As such, AltaGas has made a policy election to adopt the contract modification optional expedients related to these arrangements on January 1, 2021 on a prospective basis. As a result of electing these optional expedients, contract modifications due to LIBOR are not expected to have a material effect on AltaGas' consolidated financial statements. AltaGas will continue to monitor the activities of regulators and financial institutions to transition to an alternative reference rate and continue to review additional arrangements for references to LIBOR. Accordingly, AltaGas may make additional optional elections in the future.

Future Changes in Accounting Principles

In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity." The amendments in this Update simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

Off-Balance Sheet Arrangements

AltaGas did not enter into any material off-balance sheet arrangements during the three months ended March 31, 2021. Reference should be made to the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2020 for further information on off-balance sheet arrangements.

Disclosure Controls and Procedures (DCP) and Internal Control Over Financial Reporting (ICFR)

Management, including the Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining DCP and ICFR, as those terms are defined in National Instrument 52‑109 "Certification of Disclosure in Issuers' Annual and Interim Filings". The objective of this instrument is to improve the quality, reliability, and transparency of information that is filed or submitted under securities legislation.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 33

Management, including the Chief Executive Officer and the Chief Financial Officer, have designed, or caused to be designed under their supervision, DCP and ICFR to provide reasonable assurance that information required to be disclosed by AltaGas in its annual filings, interim filings, or other reports to be filed or submitted by it under securities legislation is made known to them, is reported on a timely basis, financial reporting is reliable, and financial statements prepared for external purposes are in accordance with U.S. GAAP.

The ICFR has been designed based on the framework established in the 2013 Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management has designed the existing framework to result in both a complete and accurate consolidation of related information. During the period covered by this MD&A, other than changes in ICFR related to the Petrogas Acquisition, there were no changes made to AltaGas’ ICFR that materially affected, or are reasonably likely to materially affect, its ICFR or DCP. AltaGas does not believe that process changes adopted in connection with the COVID-19 pandemic have materially affected ICFR.

Limitation on Scope

In accordance with the provisions under National Instrument 52-109, and consistent with SEC-related guidance, the scope of the evaluation does not include ICFR related to Petrogas, which was acquired on December 15, 2020. These provisions allow an issuer to exclude a business which was acquired not more than 365 days before the issuer's financial year-end from the scope of its certifications. As such, the controls, policies, and procedures related to the Petrogas Acquisition were excluded from management's evaluation of the design of AltaGas' ICFR as at March 31, 2021. AltaGas continues to assess the effectiveness of its DCP quarterly and ICFR annually. Summary financial information of Petrogas included in the audited Consolidated Financial Statements as at and for the period ended March 31, 2021 includes total assets of approximately $2.6 billion and revenues of approximately $1.1 billion.

It should be noted that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. The design of any system of controls is also based in part on certain assumptions about the likelihood of future events, and there can be no assurances that any design will succeed in achieving its stated goals under all potential conditions.

Summary of Consolidated Results for the Eight Most Recent Quarters (1)

($ millions)	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20	Q4-19	Q3-19	Q2-19
Total revenue	3,085	1,689	969	1,059	1,869	1,534	888	1,174
Normalized EBITDA (2) (3)	674	392	213	206	499	436	173	211
Net income (loss) applicable to common shares	337	48	(47)	21	464	(103)	22	41
($ per share)	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20	Q4-19	Q3-19	Q2-19
Net income (loss) per common share
Basic	1.21	0.17	(0.17)	0.08	1.66	(0.37)	0.08	0.15
Diluted	1.20	0.17	(0.17)	0.08	1.66	(0.37)	0.08	0.15
Dividends declared	0.25	0.24	0.24	0.24	0.24	0.24	0.24	0.24
(1)Amounts may not add due to rounding.
(2)Non‑GAAP financial measure. See discussion in the Non‑GAAP Financial Measures section of this MD&A.
(3)Beginning in 2020, Management no longer adjusts normalized EBITDA for changes in the fair value of natural gas optimization inventory. Prior periods have been adjusted to reflect the impact of this change.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 34

AltaGas’ quarter-over-quarter financial results are impacted by seasonality, fluctuations in commodity prices, weather, the U.S./Canadian dollar exchange rate, planned and unplanned plant outages, timing of in-service dates of new projects, and acquisition and divestiture activities.

Revenue for the Utilities is generally the highest in the first and fourth quarters of any given year as the majority of natural gas demand occurs during the winter heating season, which typically extends from November to March.

Other significant items that impacted quarter-over-quarter revenue during the periods noted include:

▪    The seasonally colder weather experienced at several of the utilities in the second and third quarters of 2020;
▪    RIPET entering commercial service in the second quarter of 2019;
▪    The impact of the sale of the U.S. distributed generation assets in the third quarter of 2019;
▪    The impact of the sale of AltaGas Pomona Energy Storage Inc. and AltaGas Ripon Energy Inc. in the third quarter of 2020; and
▪    The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020.

Net income (loss) applicable to common shares is also affected by non-cash items such as deferred income tax, depreciation and amortization expense, accretion expense, provisions on assets, gains or losses on long-term investments, and gains or losses on the sale of assets. In addition, net income (loss) applicable to common shares is also impacted by preferred share dividends. For these reasons, the net income (loss) may not necessarily reflect the same trends as revenue. Net income (loss) applicable to common shares during the periods noted was impacted by:

▪    Lower depreciation and amortization expense due to the impact of asset sales, partially offset by new assets placed into service;
▪    The impact of the sale of the U.S. distributed generation assets in the third quarter of 2019;
▪    The impact of the sale of WGL Midstream's indirect non-operating interest in Central Penn in the fourth quarter of 2019;
▪    After-tax provisions of approximately $319 million recognized in the fourth quarter of 2019, primarily related to power assets;
▪    The impact of the sale of AltaGas Canada Inc. in the first quarter of 2020;
▪    The impact of the sale of AltaGas Pomona Energy Storage Inc. and AltaGas Ripon Energy Inc. in the third quarter of 2020;
▪    After-tax transaction costs of approximately $18 million incurred in 2020 due to acquisitions and dispositions;
▪    The after-tax provision of approximately $79 million recognized in the fourth quarter of 2020 related to the Alton Natural Gas Storage Project;
▪    The impact of the change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in the third quarter of 2020;
▪    The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020; and
▪    The after-tax provision of approximately $59 million recognized in the first quarter of 2021 related to the sale of the majority of WGL Midstream's commodity business.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 35

CONSOLIDATED BALANCE SHEETS
(condensed and unaudited)

As at ($ millions)	March 31, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents (note 20)	$52	$32
Accounts receivable (net of credit losses of $48 million) (note 14)	1,264	1,444
Inventory (note 6)	487	636
Restricted cash holdings from customers (note 20)	3	3
Regulatory assets	26	46
Risk management assets (note 14)	94	98
Prepaid expenses and other current assets (note 20)	173	234
Assets held for sale (note 4)	497	4
	2,596	2,497

Property, plant and equipment	10,840	10,888
Intangible assets	217	539
Operating right of use assets	359	372
Goodwill (note 7)	4,973	5,039
Regulatory assets	387	444
Risk management assets (note 14)	29	47
Restricted cash holdings from customers (note 20)	—	2
Prepaid post-retirement benefits	568	572
Long-term investments and other assets (net of credit losses of $1 million) (notes 8, 14, and 20)	223	245
Investments accounted for by the equity method (note 10)	879	887
	$21,071	$21,532

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,230	$1,561
Dividends payable	23	22
Short-term debt	8	256
Current portion of long-term debt (notes 11 and 14)	360	360
Customer deposits	47	73
Regulatory liabilities	83	90
Risk management liabilities (note 14)	66	111
Operating lease liabilities	92	95
Other current liabilities (note 14)	8	38
Liabilities associated with assets held for sale (note 4)	194	1
	2,111	2,607

Long-term debt (notes 11 and 14)	7,497	7,626
Asset retirement obligations	377	379
Unamortized investment tax credits	2	3
Deferred income taxes	1,186	1,118
Regulatory liabilities	1,356	1,381
Risk management liabilities (note 14)	134	145
Operating lease liabilities	285	304
Other long-term liabilities	146	153
Future employee obligations	149	155
	$13,243	$13,871

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 36

As at ($ millions)	March 31, 2021	December 31, 2020

Shareholders' equity
Common shares, no par values, unlimited shares authorized; 2021 - 279.7 million and 2020 - 279.5 million issued and outstanding (note 16)	$6,725	$6,723
Preferred shares (note 16)	1,077	1,077
Contributed surplus	384	383
Accumulated deficit	(926)	(1,192)
Accumulated other comprehensive income (AOCI) (note 12)	(67)	50
Total shareholders' equity	7,193	7,041
Non-controlling interests	635	620
Total equity	$7,828	$7,661
	$21,071	$21,532

Variable interest entities (note 9)
Commitments, guarantees, and contingencies (note 18)
Seasonality (note 21)
Segmented information (note 22)
Subsequent events (note 23)

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 37

CONSOLIDATED STATEMENTS OF INCOME
(condensed and unaudited)

Three months ended March 31 ($ millions except per share amounts)	2021	2020

REVENUE (note 13)	$3,085	$1,869

EXPENSES
Cost of sales, exclusive of items shown separately	2,016	964
Operating and administrative	366	338
Accretion expenses	—	1
Depreciation and amortization	99	105
Provisions on assets (note 5)	76	2
	2,557	1,410

Income from equity investments (note 10)	3	11
Other income	16	218
Foreign exchange losses	(4)	—
Interest expense	(70)	(70)
Income before income taxes	473	618
Income tax expense
Current	30	10
Deferred	72	122
Net income after taxes	371	486

Net income applicable to non-controlling interests	21	5
Net income applicable to controlling interests	350	481
Preferred share dividends	(13)	(17)
Net income applicable to common shares	$337	$464

Net income per common share (note 17)
Basic	$1.21	$1.66
Diluted	$1.20	$1.66

Weighted average number of common shares outstanding (millions) (note 17)
Basic	279.5	279.4
Diluted	280.2	279.9

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 38

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(condensed and unaudited)

Three months ended March 31 ($ millions)	2021	2020

Net income after taxes	$371	$486
Other comprehensive income (loss), net of taxes
Gain (loss) on foreign currency translation	(119)	706
Unrealized loss on net investment hedge	—	(42)
Reclassification of actuarial gains and prior service credits on defined benefit (DB) and post-retirement benefit plans (PRB) to net income (notes 12 and 19)	2	2
Total other comprehensive income (loss) (OCI), net of taxes (note 12)	(117)	666
Comprehensive income attributable to controlling interests and non-controlling interests, net of taxes	$254	$1,152

Comprehensive income attributable to:
Non-controlling interests	$21	$5
Controlling interests	233	1,147
	$254	$1,152

 See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 39

CONSOLIDATED STATEMENTS OF EQUITY
(condensed and unaudited)

Three months ended March 31 ($ millions)	2021	2020

Common shares (note 16)
Balance, beginning of period	$6,723	$6,719
Shares issued for cash on exercise of options	3	1
Shares issued under DRIP (1)	—	6
Deferred taxes on share issuance costs	(1)	—
Balance, end of period	$6,725	$6,726
Preferred shares (note 16)
Balance, beginning of period	$1,077	$1,277
Balance, end of period	$1,077	$1,277
Contributed surplus
Balance, beginning of period	$383	$377
Share options expense	1	1
Balance, end of period	$384	$378
Accumulated deficit
Balance, beginning of period	$(1,192)	$(1,403)
Net income applicable to controlling interests	350	481
Common share dividends	(71)	(67)
Preferred share dividends	(13)	(17)
Adoption of ASU 2016-13	—	(7)
Balance, end of period	$(926)	$(1,013)
AOCI (note 12)
Balance, beginning of period	$50	$245
Other comprehensive income (loss)	(117)	666
Balance, end of period	$(67)	$911
Total shareholders' equity	$7,193	$8,279

Non-controlling interests
Balance, beginning of period	$620	$154
Net income applicable to non-controlling interests	21	5
Contributions from non-controlling interests to subsidiaries	1	3
Distributions by subsidiaries to non-controlling interests	(7)	(10)
Balance, end of period	$635	$152
Total equity	$7,828	$8,431
(1)The Dividend Reinvestment and Optional Cash Purchase Plan was suspended in December 2019, with the December dividend (payable January 2020) being the last dividend payment eligible for reinvestment by participating shareholders under the DRIP.

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 40

CONSOLIDATED STATEMENTS OF CASH FLOWS
(condensed and unaudited)

Three months ended March 31 ($ millions)	2021	2020
Cash from operations
Net income after taxes	$371	$486
Items not involving cash:
Depreciation and amortization	99	105
Provisions on assets (note 5)	76	2
Accretion expenses	—	1
Share-based compensation (note 16)	2	2
Deferred income tax expense	72	122
Gains on sale of assets	—	(212)
Income from equity investments (note 10)	(3)	(11)
Unrealized gains on risk management contracts (note 14)	(55)	(115)
Losses on investments	—	3
Amortization of deferred financing costs	1	2
Provision for doubtful accounts	8	9
Change in pension and other post-retirement benefits	(6)	3
Other	7	9
Asset retirement obligations settled	(1)	(1)
Distributions from equity investments	4	9
Changes in operating assets and liabilities (note 20)	30	61
	$605	$475
Investing activities
Capital expenditures - property, plant and equipment	(184)	(187)
Capital expenditures - intangible assets	(4)	(2)
Contributions to equity investments	(3)	(64)
Proceeds from disposition of equity investments	—	376
Proceeds from disposition of assets, net of transaction costs	—	4
	$(191)	$127
Financing activities
Net repayment of short-term debt	(235)	(346)
Issuance (repayment) of long-term debt, net of debt issuance costs	546	(1)
Repayment of long-term debt	(4)	(360)
Net borrowing (repayment) under credit facilities	(632)	454
Dividends - common shares	(71)	(67)
Dividends - preferred shares	(13)	(17)
Distributions to non-controlling interests	(7)	(10)
Contributions from non-controlling interests	1	3
Net proceeds from shares issued on exercise of options (note 16)	3	—
Net proceeds from issuance of common shares	—	6
	$(412)	$(338)
Change in cash, cash equivalents, and restricted cash	2	264
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1)	11
Cash, cash equivalents, and restricted cash, beginning of period	74	122
Cash, cash equivalents, and restricted cash, end of period (note 20)	$75	$397

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 41

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(Tabular amounts and amounts in footnotes to tables are in millions of Canadian dollars unless otherwise indicated.)

1. Organization and Overview of the Business

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas
Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, and Ridley Island LPG Export Limited Partnership; and, in regard to remaining assets in the Corporate/Other segment, AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA). Petrogas Energy Corporation (Petrogas) was also added as a subsidiary of AltaGas upon the close of a further approximately 37 percent interest in Petrogas on December 15, 2020 (the Petrogas Acquisition).

AltaGas, a Canadian corporation, is a leading North American energy infrastructure company that connects natural gas liquids (NGLs) and natural gas to domestic and global markets. The Corporation’s long-term strategy is to grow in attractive areas across its Utilities and Midstream business segments seeking optimal capital deployment. In the Midstream business, the Corporation is focused on optimizing the full value chain of energy exports by providing producers with solutions, including global market access off the West Coast of North America via the Corporation’s footprint in the Montney region. In the Utilities business, the Corporation seeks to grow through rate base investment and the use of accelerated rate recovery programs, while providing effective and cost-efficient service for customers.

AltaGas' operating segments include the following:

▪    Utilities, which serves approximately 1.7 million customers with a rate base of approximately US$4.3 billion through ownership of regulated natural gas distribution utilities across five jurisdictions in the United States and two regulated natural gas storage utilities in the United States, delivering clean and affordable natural gas to homes and businesses. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services, as well as the affiliated retail energy marketing business, which serves approximately 0.5 million customers;

▪    Midstream, which includes a 70 percent interest in the Ridley Island Propane Export Terminal (RIPET) and an approximate 74 percent interest in the Ferdale terminal, allowing AltaGas to leverage its assets along the energy value chain in Western Canada and the Western United States including natural gas gathering and processing, NGL extraction and fractionation, and natural gas and NGL marketing. The Midstream segment also includes transmission, storage, an interest in a regulated pipeline in the Marcellus/Utica gas formation in the northeastern United States, and an approximate 74 percent interest in Petrogas' other operations, which includes LPG exports and distribution, domestic terminals, wellsite fluids and fuels, and trucking and liquids handling.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 42

The Corporate/Other segment consists of AltaGas' corporate activities and a small portfolio of remaining power assets, certain of which are pending sale.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

These unaudited condensed interim Consolidated Financial Statements have been prepared by Management in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). As a result, these unaudited condensed interim Consolidated Financial Statements do not include all of the information and disclosures required in the annual Consolidated Financial Statements and should be read in conjunction with the Corporation's 2020 annual audited Consolidated Financial Statements prepared in accordance with U.S. GAAP. In Management's opinion, these unaudited condensed interim Consolidated Financial Statements include all adjustments that are of a recurring nature and necessary to present fairly the financial position of the Corporation.

Pursuant to National Instrument 52‑107, "Acceptable Accounting Principles and Auditing Standards" (NI 52‑107), financial statements of an “SEC issuer” may be prepared in accordance with U.S. GAAP. On January 21, 2020, AltaGas filed a final short form base shelf prospectus in Alberta and a corresponding registration statement on Form F-10 in the United States, by virtue of which AltaGas is required to file reports under section 15(d) of the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission. As a result, AltaGas is an SEC issuer and is entitled to prepare its financial statements in accordance with U.S. GAAP.

PRINCIPLES OF CONSOLIDATION

These unaudited condensed interim Consolidated Financial Statements of AltaGas include the accounts of the Corporation, its subsidiaries, variable interest entities (VIEs) for which the Corporation is the primary beneficiary, and its interest in various partnerships and joint ventures where AltaGas has an undivided interest in the assets and liabilities. Investments in unconsolidated companies that AltaGas has significant influence, but not control over are accounted for using the equity method.

All intercompany balances and transactions are eliminated on consolidation. Where there is a party with a non‑controlling interest in a subsidiary that AltaGas controls, that non‑controlling interest is reflected as “non‑controlling interests” in the Consolidated Financial Statements. The non‑controlling interests in net income (or loss) of consolidated subsidiaries are shown as an allocation of the consolidated net income and are presented separately in "net income applicable to non-controlling interests".

USE OF ESTIMATES AND MEASUREMENT UNCERTAINTY

The preparation of Consolidated Financial Statements in accordance with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the period. Key areas where Management has made complex or subjective judgments, when matters are inherently uncertain, include but are not limited to: determining the nature and timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations for revenue recognition; depreciation and amortization rates; determination as to whether a contract is or contains a lease; determination of the classification, term, and discount rate for leases; fair value of asset retirement obligations; valuation of inventory at the lower of cost or net realizable value; fair value of property, plant and equipment and goodwill for impairment assessments; fair value of financial instruments; measurement of credit losses; provisions for income taxes; assumptions used to measure employee future

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 43

benefits; provisions for contingencies; purchase price allocations; and carrying value of regulatory assets and liabilities. Certain estimates are necessary for the regulatory environment in which AltaGas' subsidiaries or affiliates operate, which often require amounts to be recorded at estimated values until these amounts are finalized pursuant to regulatory decisions or other regulatory proceedings. By their nature, these estimates are subject to measurement uncertainty and may impact the Consolidated Financial Statements of future periods.

SIGNIFICANT ACCOUNTING POLICIES

Except as noted below, these unaudited condensed interim Consolidated Financial Statements have been prepared following the same accounting policies and methods as those used in preparing the Corporation's 2020 annual audited Consolidated Financial Statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2021, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In December 2019, FASB issued ASU No. 2019-12 "Income Taxes: Simplifying the Accounting for Income Taxes". The amendments in this ASU simplify the accounting for income taxes by clarifying certain aspects of current guidance and removing some exceptions to the general principles in ASC 740. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements;

▪In January 2020, FASB issued ASU No. 2020-01 "Derivatives and Hedging: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815". The amendments in this ASU clarify the application of the measurement alternative for equity instruments and the measurement of non-derivative forward contracts or purchased call options used to acquire equity securities. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In March 2020, FASB issued ASU No. 2020-04 "Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting." The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain criteria are met. These apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. Certain of AltaGas’ credit facilities, lessee vehicle finance leases, and carrying charges in certain derivative commodity sale arrangements reference LIBOR. The discontinuation of LIBOR will require these arrangements to be modified to replace LIBOR with an alternative interest rate. As such, AltaGas has made a policy election to adopt the contract modification optional expedients related to these arrangements on January 1, 2021 on a prospective basis. As a result of electing these optional expedients, contract modifications due to LIBOR are not expected to have a material effect on AltaGas' consolidated financial statements. AltaGas will continue to monitor the activities of regulators and financial institutions to transition to an alternative reference rate and continue to review additional arrangements for references to LIBOR. Accordingly, AltaGas may make additional optional elections in the future.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 44

FUTURE CHANGES IN ACCOUNTING PRINCIPLES

In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity." The amendments in this Update simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

3. Acquisition of Petrogas Energy Corporation

On December 15, 2020, following the receipt of all required approvals, AltaGas acquired an additional 37 percent of Petrogas Energy Corp. for total cash consideration upon close of approximately $715 million. Additional post-acquisition contingent payments of up to $16 million may be paid no later than 2022 based on certain criteria, including earnings targets being met (Note 18). AltaGas funded the transaction through draws on its existing credit facilities. As a result of the transaction, AltaGas' ownership in Petrogas has increased to approximately 74 percent with Idemitsu Kosan Co., Ltd. (Idemitsu) owning the remaining approximately 26 percent. Subsequent to the transaction, AltaGas controls Petrogas and as such, Petrogas results have been consolidated for the period subsequent to close.

This acquisition is consistent with AltaGas' global export strategy, growing Midstream operations, and corporate focus on building a diversified, low-risk, high-growth Utilities and Midstream business. The transaction provides AltaGas with operational responsibility of strategic assets that, along with the Ridley Island Propane Export Terminal and existing Midstream assets, position the Company to capture efficiencies that are expected to accrue to shareholders and customers.

AltaGas accounted for the acquisition as a business combination achieved in stages and re-measured it's previously held 37 percent equity investment in Petrogas at an acquisition date fair value of $631 million. The fair value of assets and liabilities acquired were determined using a combination of income and cost approach. The fair value of the previously held interest and non-controlling interests were derived from the valuation of the assets and liabilities including considerations for expected synergies. Prior to the acquisition, AltaGas' indirect non-controlling interest in Petrogas was accounted for as an investment accounted for by the equity method.

The following table summarizes the preliminary purchase price allocation representing the consideration paid and the estimated fair value of the net assets acquired as at December 15, 2020. The purchase price allocation is preliminary and reflects Management’s current best estimate of the fair value of Petrogas' assets and liabilities based on the analysis of information obtained to date. Management is continuing to obtain specific information to support the valuation of property, plant and equipment, intangibles, investments accounted for by the equity method, non-controlling interest, contingencies, income taxes, environmental matters and asset retirement obligations. As additional information becomes available, the purchase price allocation may differ materially from the preliminary purchase price allocation below. The offset to any adjustments made to the aforementioned financial statement captions during the measurement period are expected to be recorded in goodwill. Any adjustments to the purchase price allocation will be made as soon as practicable but no later than one year from the date of acquisition. In the first quarter of 2021, adjustments to the purchase price allocation resulted in a net increase to goodwill of approximately $6 million (Note 7).

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 45

Fair value of previously held interest in AltaGas Idemitsu Joint Venture LP (AIJVLP) on the acquisition date	$631
Less: Carrying value of previously held interest in AIJVLP	(609)
Gain on re-measurement of previously held interest	$22

Purchase consideration for an additional 37 percent of Petrogas	$715
Deemed settlement of intercompany debt	120
Fair value of previously held interest on the acquisition date	631
Less: Fair value assigned to net assets
Current assets	544
Property, plant and equipment	527
Intangible assets	8
Operating right-of-use assets	197
Investments accounted for by the equity method	125
Current liabilities	(383)
Long-term debt	(48)
Asset retirement obligations	(10)
Deferred income taxes	(23)
Operating lease liabilities	(155)
Other long-term liabilities	(26)
Fair value of net assets acquired	$756
Fair value of AIJVLP's non-controlling interest in Petrogas on the acquisition date	467
Goodwill	$1,177

4. Assets Held For Sale

As at	March 31, 2021	December 31, 2020
Assets held for sale
Accounts receivable	$149	$—
Inventory	65	—
Risk management assets - current	17	—
Property, plant and equipment	4	4
Intangible assets	255	—
Risk management assets - non-current	13	—
Goodwill (note 7)	13	—
Valuation allowance (note 5)	(19)	—
	$497	$4

Liabilities associated with assets held for sale
Accounts payable and accrued liabilities	$179	$—
Risk management liabilities - current	5	—
Risk management liabilities - non-current	9	—
Asset retirement obligations	1	—
Unamortized investment tax credits	—	1
	$194	$1

WGL Midstream Assets

In the first quarter of 2021, AltaGas entered into an agreement for the sale of the majority of WGL Midstream's commodity business for total cash proceeds of approximately US$275 million, including working capital adjustments. As a result, the

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 46

carrying value of the assets and liabilities related to this business were classified as held for sale at March 31, 2021, which resulted in the reclassification of $494 million of assets to assets held for sale and $192 million of liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. The transaction closed on April 23, 2021. In addition, pre-tax provisions of $76 million were recorded in the first quarter of 2021 due to an impairment of intangible assets associated with the sale and the reduction of the carrying value of these assets to fair value less costs to sell (Note 5). These assets are recorded in the Midstream segment.

Distributed Generation Assets

In 2019, AltaGas announced that it entered into a definitive agreement for the sale of its portfolio of U.S. distributed generation assets. The transaction closed in September 2019; however, there is one project for which ownership will not legally transfer to the purchaser until various consents and approvals are obtained. As such, the carrying value of the assets and liabilities related to this project remains classified as held for sale at March 31, 2021, which resulted in the reclassification of $4 million of assets to assets held for sale and $1 million of liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. The portion of the purchase price relating to this project is approximately $4 million (US$3 million) and is recorded within "accounts payable and accrued liabilities" on the Consolidated Balance Sheets until this project is legally transferred to the purchaser. These assets and liabilities are recorded in the Corporate/Other segment.

5. Provisions on Assets

Three Months Ended March 31	2021	2020
Midstream	$76	$2
	$76	$2

Midstream

For the three months ended March 31, 2021, AltaGas recorded a pre-tax provision of $76 million related to the sale of the majority of WGL Midstream's commodity business. Of this, $57 million related to intangible assets and the remaining $19 million related to a reduction of the carrying value of the assets to fair value less costs to sell. For the three months ended March 31, 2020, AltaGas recorded a pre-tax provision of $2 million related to land parcels located near the Harmattan gas processing plant which were sold in the second quarter of 2020. The pre-tax provisions were recorded against property, plant and equipment.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 47

6. Inventory

As at	March 31, 2021	December 31, 2020
Natural gas held in storage (a)	$111	$309
Natural gas liquids	158	116
Materials and supplies	59	61
Renewable energy credits and emission compliance instruments	70	80
Crude oil and condensate	85	66
Processed finished products	4	4
	$487	$636
(a)As at March 31, 2021, $108 million of the natural gas held in storage was held by rate-regulated utilities (December 31, 2020 - $193 million).

7. Goodwill

As at	March 31, 2021	December 31, 2020
Balance, beginning of period	$5,039	$3,942
Business acquisition (note 3)	—	1,171
Adjustment to goodwill on business acquisition (note 3)	6	—
Reclassified to assets held for sale (note 4)	(13)	—
Foreign exchange translation	(59)	(74)
Balance, end of period	$4,973	$5,039

8. Long-Term Investments and Other Assets

As at	March 31, 2021	December 31, 2020
Deferred lease receivable	$19	$12
Debt issuance costs associated with credit facilities	3	3
Refundable deposits	9	9
Prepayment on long-term service agreements	70	70
Deferred information technology costs	4	4
Cash calls from joint venture partners (a)	25	26
Contract asset (net of credit losses of $1 million) (notes 13 and 14)	48	50
Rabbi trust (notes 19 and 20)	17	19
Other long-term receivables	—	18
Capitalized contract costs	5	5
Financial transmission rights	10	12
Other	13	17
	$223	$245
(a)Represents a cash advance to a joint venture partner as part of a construction, ownership and operation (CO&O) agreement.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 48

9. Variable Interest Entities

Consolidated VIEs

AltaGas consolidates a variable interest entity (VIE) where the Corporation is deemed the primary beneficiary. The primary beneficiary of a VIE has the power to direct the activities of the entity that most significantly impact its economic performance such as being the provider of construction, operating, and marketing services to the entity. In addition, the primary beneficiary of a VIE also has the obligation to absorb losses of the entity or the right to receive benefits that could potentially be significant to the VIE. AltaGas determined that it is the primary beneficiary of the following VIE:

Ridley Island LPG Export Limited Partnership

On May 5, 2017, AltaGas LPG Limited Partnership (AltaGas LPG), a wholly-owned subsidiary of AltaGas, and Vopak Development Canada Inc. (Vopak), a wholly-owned subsidiary of Koninklijke Vopak N.V. (Royal Vopak), a public company incorporated under the laws of the Netherlands, formed the Ridley Island LPG Export Limited Partnership (RILE LP) to develop, own, and operate the Ridley Island Propane Export Terminal (RIPET). AltaGas’ subsidiaries hold a 70 percent interest while Vopak holds a 30 percent interest in RILE LP. The construction cost of RIPET was funded by AltaGas LPG and Vopak in proportion to their respective interests in RILE LP. As part of the arrangements, AltaGas entered into a long-term agreement for the capacity of RIPET with RILE LP, and AltaGas and certain of its subsidiaries provide operating services to RILE LP.

AltaGas has determined that RILE LP is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through the operating and marketing services provided to RILE LP. In addition, AltaGas has the obligation to absorb the losses and the right to receive the benefits that could potentially be significant to RILE LP through the long-term agreement for the capacity of RIPET. As such, AltaGas has consolidated RILE LP.

The assets of RILE LP are the property of RILE LP and are not available to AltaGas for any other purpose. RILE LP’s asset balances can only be used to settle its own obligations. The liabilities of RILE LP do not represent additional claims against AltaGas’ general assets. AltaGas’ exposure to loss as a result of its interest as a limited partner is its net investment. AltaGas and Royal Vopak have provided limited guarantees for the obligations of their respective subsidiaries for the construction cost of RIPET. With the commencement of commercial operations at RIPET, the terms of the long-term capacity agreement between AltaGas LPG and RILE LP provide for a return on and of capital and reimbursement of RIPET's operating costs by AltaGas LPG in accordance with the terms set out in the agreement.

The following table represents amounts included in the Consolidated Balance Sheets attributable to AltaGas’ consolidated VIE:

As at	March 31, 2021	December 31, 2020
Current assets	$15	$7
Property, plant and equipment	356	358
Long-term investments and other assets	50	50
Current liabilities	(13)	(2)
Asset retirement obligations	(2)	(2)
Net assets	$406	$411

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 49

Unconsolidated VIE

Strathcona Storage Limited Partnership (SSLP)

Upon the acquisition of Petrogas on December 15, 2020, AltaGas acquired an indirect interest in SSLP, a partnership formed with ATCO Energy Solutions Ltd. to construct, operate, and maintain underground NGL storage caverns at Fort Saskatchewan, Alberta. The facility currently has four underground NGL storage salt caverns in service, with a fifth cavern under development.

As at March 31, 2021, AltaGas held an indirect 30 percent equity investment in SSLP with a carrying value of $125 million, inclusive of fair value adjustments on acquisition date (Note 3). SSLP is not consolidated by Petrogas and instead is accounted for by the equity method of accounting. Petrogas is not the primary beneficiary of SSLP and it does not have the power to direct the activities most significant to the economic performance of SSLP. The maximum financial exposure to loss as a result of the involvement with this VIE is equal to AltaGas' net investment in SSLP.

10. Investments Accounted for by the Equity Method

			Carrying value as at
	Location	Ownership Percentage	March 31, 2021	December 31, 2020
Eaton Rapids Gas Storage System	United States	50	$26	$26
Mountain Valley Pipeline, LLC (Mountain Valley) (a)	United States	10	709	718
Sarnia Airport Storage Pool LP	Canada	50	18	18
Petrogas Terminals Penn LLC (b)	United States	37	1	1
Strathcona Storage LP (b)	Canada	30	125	124
			$879	$887
(a)The equity method is considered appropriate because Mountain Valley is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies.
(b)Acquired on December 15, 2020 as part of the Petrogas Acquisition (Note 3).

			Equity income (loss) for the three months ended March 31
	Location	Ownership Percentage	2021	2020
AltaGas Canada Inc. (ACI) (a)	Canada	—	$—	$3
AltaGas Idemitsu Joint Venture LP (AIJVLP) (b)	Canada	—	—	(10)
Eaton Rapids Gas Storage System	United States	50	1	—
Mountain Valley Pipeline, LLC (c)	United States	10	—	15
Sarnia Airport Storage Pool LP	Canada	50	—	—
Petrogas Preferred Shares (d)	Canada	—	—	3
Petrogas Terminals Penn LLC (e)	United States	37	—	—
Strathcona Storage LP (e)	Canada	30	2	—
			$3	$11
(a)ACI was acquired by the Public Sector Pension Investment Board and the Alberta Teachers' Retirement Fund Board on March 31, 2020.
(b)Upon consolidation of Petrogas on December 15, 2020 (Note 3), AltaGas no longer has an equity investment in AIJVLP.
(c)The equity method is considered appropriate because Mountain Valley is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies.
(d)Petrogas' preferred shares ceased to be an investment accounted for by the equity method after AltaGas acquired a controlling interest in Petrogas on December 15, 2020 (Note 3).
(e)Acquired on December 15, 2020 as part of the Petrogas Acquisition (Note 3).

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 50

The carrying amount of certain equity investments differs from the amount of the underlying equity in net assets. These basis differences include amounts related to purchase accounting adjustments, capitalized interest, and a contractual cap on contributions to Mountain Valley.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 51

11. Long-Term Debt

As at	Maturity date	March 31, 2021	December 31, 2020
Credit facilities
$1,400 million unsecured extendible revolving facility (a)	15-May-2023	$297	$802
US$150 million unsecured extendible revolving facility	20-Dec-2023	5	81
Commercial paper (b)	Various	252	260
$175 million secured extendible revolving facility	18-Jun-2022	—	51
AltaGas Ltd. medium-term notes (MTNs)
$350 million Senior unsecured - 3.72 percent	28-Sep-2021	350	350
$500 million Senior unsecured - 2.61 percent	16-Dec-2022	500	500
$300 million Senior unsecured - 3.57 percent	12-Jun-2023	300	300
$200 million Senior unsecured - 4.40 percent	15-Mar-2024	200	200
$350 million Senior unsecured - 1.23 percent	18-Mar-2024	350	—
$300 million Senior unsecured - 3.84 percent	15-Jan-2025	300	300
$500 million Senior unsecured - 2.16 percent	10-Jun-2025	500	500
$350 million Senior unsecured - 4.12 percent	7-Apr-2026	350	350
$200 million Senior unsecured - 2.17 percent	16-Mar-2027	200	—
$200 million Senior unsecured - 3.98 percent	4-Oct-2027	200	200
$500 million Senior unsecured - 2.08 percent	30-May-2028	500	500
$200 million Senior unsecured - 2.48 percent	30-Nov-2030	200	200
$100 million Senior unsecured - 5.16 percent	13-Jan-2044	100	100
$300 million Senior unsecured - 4.50 percent	15-Aug-2044	300	300
$250 million Senior unsecured - 4.99 percent	4-Oct-2047	250	250
WGL and Washington Gas MTNs
US$20 million Senior unsecured - 6.65 percent	20-Mar-2023	25	25
US$41 million Senior unsecured - 5.44 percent	11-Aug-2025	51	52
US$53 million Senior unsecured - 6.62 to 6.82 percent	Oct 2026	67	67
US$72 million Senior unsecured - 6.40 to 6.57 percent	Feb - Sep 2027	91	92
US$52 million Senior unsecured - 6.57 to 6.85 percent	Jan - Mar 2028	65	66
US$9 million Senior unsecured - 7.50 percent	1-Apr-2030	11	11
US$50 million Senior unsecured - 5.70 to 5.78 percent	Jan - Mar 2036	63	64
US$75 million Senior unsecured - 5.21 percent	3-Dec-2040	94	95
US$75 million Senior unsecured - 5.00 percent	15-Dec-2043	94	95
US$300 million Senior unsecured - 4.22 to 4.60 percent	Sep - Nov 2044	376	382
US$450 million Senior unsecured - 3.80 percent	15-Sep-2046	566	573
US$400 million Senior unsecured - 3.65 percent (c)	15-Sep-2049	524	530
SEMCO long-term debt
US$82 million CINGSA Senior Secured - 4.48 percent (d)	2-Mar-2032	65	69
US$225 million First Mortgage Bonds - 2.45 percent	21-Apr-2050	283	286
US$225 million First Mortgage Bonds - 3.15 percent	21-Apr-2030	283	286
Fair value adjustment on WGL Acquisition		78	80
Finance lease liabilities		13	12
		$7,903	$8,029
Less debt issuance costs		(46)	(43)
		$7,857	$7,986
Less current portion		(360)	(360)
		$7,497	$7,626
(a)Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, bankers' acceptances, or letters of credit. Borrowings on the facility have fees and interest at rates relevant to the nature of the draw made.
(b)Commercial paper is supported by the availability of long-term committed credit facilities with maturity dates ranging from 2022 to 2024. Commercial paper intended to be repaid within the next year is recorded as short-term debt.
(c)On December 10, 2020, Washington Gas issued MTNs with an aggregate principal amount of US$100 million. This offering constituted the reopening of its US$300 million MTNs originally issued in 2019. The total includes a US$17 million premium which will be amortized as a reduction to interest expense over the term of the note.
(d)Collateral for the CINGSA Senior secured loan is certain CINGSA assets. Alaska Storage Holding Company, LLC, a subsidiary in which AltaGas has a controlling interest, is the non-recourse guarantor of this loan.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 52

12. Accumulated Other Comprehensive Income (Loss)

	Defined benefit pension and PRB plans	Hedge net investments	Translation foreign operations	Equity investee	Total
Opening balance, January 1, 2021	$(12)	$(158)	$220	$—	$50
OCI before reclassification	—	—	(119)	—	(119)
Amounts reclassified from OCI	2	—	—	—	2
Current period OCI (pre-tax)	2	—	(119)	—	(117)
Net current period OCI	2	—	(119)	—	(117)
Ending balance, March 31, 2021	$(10)	$(158)	$101	$—	$(67)

Opening balance, January 1, 2020	$(6)	$(149)	$395	$5	$245
OCI before reclassification	—	(48)	706	—	658
Amounts reclassified from AOCI	3	—	—	—	3
Current period OCI (pre-tax)	3	(48)	706	—	661
Income tax on accounts retained in AOCI	—	6	—	—	6
Income tax on amounts reclassified to earnings	(1)	—	—	—	(1)
Net current period OCI	2	(42)	706	—	666
Ending balance, March 31, 2020	$(4)	$(191)	$1,101	$5	$911

Reclassification From Accumulated Other Comprehensive Income

AOCI components reclassified	Income statement line item	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Defined benefit pension and PRB plans	Other income	$2	$3
Deferred income taxes	Income tax expense – deferred	—	(1)
		$2	$2

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 53

13. Revenue

The following tables disaggregate revenue by major sources for the period:

	Three Months Ended March 31, 2021
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$368	$1,039	$—	$1,407
Midstream service contracts	—	601	—	601
Gas sales and transportation services	1,015	—	—	1,015
Storage services	6	—	—	6
Other	2	—	2	4
Total revenue from contracts with customers	$1,391	$1,640	$2	$3,033

Other sources of revenue
Revenue from alternative revenue programs (a)	$27	$—	$—	$27
Leasing revenue (b)	—	42	20	62
Risk management and trading activities (c) (d)	(3)	(36)	(1)	(40)
Other	(7)	8	2	3
Total revenue from other sources	$17	$14	$21	$52
Total revenue	$1,408	$1,654	$23	$3,085
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)Trading margins in the Midstream segment are reported in risk management and trading activities. AltaGas enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended March 31, 2021 of $142 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract and an Asset Management Agreement (AMA), which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract and AMA are individually not accounted for as derivatives, they are inseparable from the overall trading portfolio. Revenue from the GAIL contract is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract has a term of 20 years and began on March 31, 2018. Revenue from the AMA is recognized based on the amount WGL Midstream has the right to invoice the customer in accordance with ASC 606. WGL executed the AMA in April 2020. In the first quarter of 2021, AltaGas entered into an agreement for the sale of the majority of WGL Midstream's commodity business, including the GAIL contract and the AMA. As a result, the carrying value of the assets and liabilities related to this business were classified as held for sale at March 31, 2021 (Note 4).

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 54

	Three Months Ended March 31, 2020
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$384	$240	$—	$624
Midstream service contracts	—	39	—	39
Gas sales and transportation services	950	—	—	950
Storage services	6	—	—	6
Other	2	—	3	5
Total revenue from contracts with customers	$1,342	$279	$3	$1,624

Other sources of revenue
Revenue from alternative revenue programs (a)	$55	$—	$—	$55
Leasing revenue (b)	—	29	20	49
Risk management and trading activities (c) (d)	13	126	(1)	138
Other	(5)	4	4	3
Total revenue from other sources	$63	$159	$23	$245
Total revenue	$1,405	$438	$26	$1,869
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)    Trading margins in the Midstream segment are reported in risk management and trading activities. AltaGas enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended March 31, 2020 of $106 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract is individually not accounted for as a derivative, it is inseparable from the overall trading portfolio. Revenue is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract has a term of 20 years and began on March 31, 2018.

Revenue Recognition

The following is a description of the Corporation’s revenue recognition policy by segment and by major source of revenue from contracts with customers.

Utilities Segment

Gas Sales and Transportation Services

Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. Revenue is recognized over time when the gas has been delivered or as the service has been performed. As meter readings are performed on a cycle basis, AltaGas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The vast majority of these contracts are “at-will” as customers may cancel their service at any time, however, there are certain contracts that have terms of one year or longer. For these long-term contracts, there is generally a contract demand specified in the contract whereby the customer has to pay regardless of whether or not gas has been delivered. These contracts generally do not contain any make up rights and revenue is recognized on a monthly basis as service has been performed.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 55

Gas Storage Services

Gas storage customers are billed monthly for services provided. Customer billings are based on four components: (i) reservation charges; (ii) capacity charges; (iii) injection/withdrawal charges; and (iv) excess charges. Reservation charges are based on the customer’s contract withdrawal quantity, capacity charges are based on the customer’s total contract quantity, and injection/withdrawal charges are based on the volume of gas delivered to or from the customer. Excess charges are applied to each day that the storage quantity exceeds 100 percent of the customer’s maximum storage quantity. Revenue is recognized as the service has been performed over time on a monthly basis, which corresponds to the invoice amount. The majority of these contracts have terms extending beyond one year.

Commodity Sales

Commodity sales include gas and electricity sales to residential, commercial, and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on the amount of energy delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Midstream Segment

Commodity Sales

A portion of the NGL production from AltaGas’ extraction facilities is subject to frac spread between NGLs extracted and the natural gas purchased to make up the heating value of the NGLs extracted. For commodity sales contracts that do not meet the definition of a derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606. These commodity sales contracts have varying terms, but the majority of the contracts have a one-year term which coincides with the NGL year. AltaGas recognizes revenue for commodity sales contracts at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount.

Commodity sales contracts at RIPET and Ferndale generate revenue from the sale and delivery of LPGs to customers in Asia shipped from offshore export terminals. Revenue is recognized when LPGs are loaded onto transport vessels, which is the delivery point. AltaGas has the right to consideration in an amount that directly corresponds to the volumes of LPGs loaded on a vessel. Petrogas' commodity sales also include the sale of upgraded crude oil, processed finished products, and various fuels. Delivery takes place when there is a sales contract in place, specifying delivery volumes and sales prices. The consideration received under these contracts is variable based on commodity prices.

Midstream Service Contracts

AltaGas earns revenue from its field gathering and processing facilities, extraction facilities, storage facilities, truck hauling services, rail and truck loading and unloading terminalling, and transmission systems through a variety of contractual arrangements. For arrangements that do not contain a lease, the revenue is accounted for under ASC 606 as follows:

Fee-for-service – The customer is charged a fee for the service provided on a per unit volume basis. Contract terms generally range from one month to up to the life of the reserves. Revenue under this type of arrangement is recognized over time as the service is provided, which corresponds to the customer’s monthly invoice amount.

Take-or-pay – The customer has agreed to a minimum volume commitment whereby the customer must have AltaGas process or deliver a specified volume at a rate per unit that is specified in the contract. Quantities that the customer is unable to deliver are considered deficiency quantities. Certain of AltaGas’ take-or-pay contracts contain provisions whereby the customer can

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 56

make up deficiency quantities in subsequent periods. Under this type of arrangement, any consideration received relating to the deficiency quantities that will be made up in a future period will be deferred until either: (i) the customer makes up the volumes or (ii) the likelihood that the customer will make up the volumes before the make up period expires becomes remote. If AltaGas does not expect the customer to make up the deficiency quantities (also referred to as breakage amount), AltaGas may recognize the expected breakage amount as revenue before the make up period expires. Significant judgment is required in estimating the breakage amount. For contracts where the customer has no make up rights, revenue is recognized on a monthly basis based on the higher of (i) the actual quantity delivered times the per unit rate or (ii) the contracted minimum amount.

Petrogas' storage fees are typically recognized in revenue ratably over the term of the contract and rail and truck loading and unloading fees are recognized when the volumes are delivered or received.

Corporate/Other Segment

For the Corporate/Other segment, the majority of revenue relates to remaining power assets, from which revenue is primarily earned through power purchase agreements which are accounted for as operating leases. In instances where power generation is not sold under a power purchase agreement, the commodity is sold via a merchant market, or via commodity sales agreements which are accounted for as financial instruments. For commodity sales contracts that do not meet the definition of a lease, derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606. This includes energy generated from combined heating and power assets that are sold under long term power purchase agreements with a general duration of approximately 20 years. These long term purchase agreements provide stable cash flow by way of contracted prices for the underlying commodities.

Contract Balances

As at March 31, 2021, a contract asset of $49 million ($48 million net of credit losses) has been recorded within long-term investments and other assets on the Consolidated Balance Sheets (December 31, 2020 – $50 million net of credit losses). This contract asset represents the difference in revenue recognized under a new rate in a blend-and-extend contract modification with a customer. Revenue from this contract modification was recognized at the pre-modification rate until December 31, 2020, with the excess revenue recorded as a contract asset. The contract asset is now being drawn down over the remaining term of the modified contract.

In addition, at March 31, 2021 there is a contract asset of $9 million (December 31, 2020 - $21 million) recorded within prepaid expenses and other current assets on the Consolidated Balance Sheets for WGL Energy Systems’ unbilled revenue relating to design-build construction contracts. The contract asset represents unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Right to payment is achieved when the projects are formally “accepted” by the federal government. At March 31, 2021 and December 31, 2020 no contract liabilities have been recorded on the Consolidated Balance Sheets. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 57

Contract Assets

As at	March 31, 2021	December 31, 2020
Balance, beginning of period	$71	$89
Additions	1	30
Amortization (a)	(1)	—
Transfers to accounts receivable (b)	(14)	(49)
Foreign exchange translation	—	1
Balance, end of period	$57	$71
(a)Represents the drawdown of a contract asset under a blend-and-extend contract modification.
(b)Amounts included in contract assets are transferred to accounts receivable when AltaGas’ right to consideration becomes unconditional.

Contract Liabilities

As at	March 31, 2021	December 31, 2020
Balance, beginning of period	$—	$2
Additions	—	2
Revenue recognized from contract liabilities (a)	—	(4)
Balance, end of period	$—	$—
(a)Recognition of revenue related to performance obligations satisfied in the current period for amounts that were previously included in contract liabilities.

Transaction price allocated to the remaining obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of March 31, 2021:

	Remainder of 2021	2022	2023	2024	2025	> 2025	Total
Midstream service contracts	$94	$131	$128	$128	$125	$1,038	$1,644
Storage services	18	23	22	22	22	140	247
Other	5	2	2	2	2	9	22
	$117	$156	$152	$152	$149	$1,187	$1,913

AltaGas applies the practical expedient available under ASC 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which AltaGas has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation. In addition, the table above does not include any estimated amounts of variable consideration that are constrained. The majority of midstream service contracts, gas sales and transportation service contracts, and storage service contracts contain variable consideration whereby uncertainty related to the associated variable consideration will be resolved (usually on a daily basis) as volumes are processed, gas is delivered or as service is provided.

14. Financial Instruments and Financial Risk Management

The Corporation’s financial instruments consist of cash and cash equivalents, accounts receivable, risk management contracts, certain long-term investments and other assets, accounts payable and accrued liabilities, dividends payable, short-term and long-term debt, and certain other current and long-term liabilities.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 58

Fair Value Hierarchy

AltaGas categorizes its financial assets and financial liabilities into one of three levels based on fair value measurements and inputs used to determine the fair value.

Level 1 - fair values are based on unadjusted quoted prices in active markets for identical assets or liabilities. Fair values are based on direct observations of transactions involving the same assets or liabilities and no assumptions are used. Included in this category are publicly traded shares valued at the closing price as at the balance sheet date.

Level 2 - fair values are determined based on valuation models and techniques where inputs other than quoted prices included within Level 1 are observable for the asset or liability either directly or indirectly. AltaGas enters into derivative instruments in the futures, over-the-counter, and retail markets to manage fluctuations in commodity prices and foreign exchange rates. The fair values of power, natural gas, NGL, LPG, ocean freight, and crude oil derivative contracts were calculated using forward prices based on published sources for the relevant period, adjusted for factors specific to the asset or liability, including basis and location differentials, discount rates, and currency exchange. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of foreign exchange option contracts was calculated using a variation of the Black-Scholes pricing model.

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data. AltaGas uses valuation techniques when observable market data is not available. Level 3 derivatives include physical contracts at illiquid market locations with no observable market data, long-dated positions where observable pricing is not available over the life of the contract, contracts valued using historical spot price volatility assumptions, and valuations using indicative broker quotes for inactive market locations. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement.

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Other current liabilities - the carrying amounts approximate fair value because of the short maturity of these instruments.

Current portion of long-term debt, Long-term debt and Other long-term liabilities - the fair value of these liabilities was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

Risk management assets and liabilities - the fair values of power, natural gas, NGL, and crude oil derivative contracts were calculated using forward prices from published sources for the relevant period. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of Level 3 derivative contracts was calculated using internally developed valuation inputs and pricing models.

Loans and receivables – the fair value of these assets was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 59

As at	March 31, 2021
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$86	$—	$76	$10	$86
Risk management assets - non-current	16	—	3	13	16
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	8	—	2	6	8
Risk management assets - non-current	13	—	3	10	13
	$123	$—	$84	$39	$123
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$55	$—	$37	$18	$55
Risk management liabilities - non-current	54	—	6	48	54
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	11	—	1	10	11
Risk management liabilities - non-current	80	—	—	80	80
Amortized cost
Current portion of long-term debt	360	—	360	—	360
Long-term debt	7,497	—	7,861		7,861
Other current liabilities (b)	7	—	7	—	7
	$8,064	$—	$8,272	$156	$8,428
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 60

As at	December 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$94	$—	$73	$21	$94
Risk management assets - non-current	38	—	2	36	38
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	4	—	1	3	4
Risk management assets - non-current	9	—	—	9	9
	$145	$—	$76	$69	$145
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$102	$—	$78	$24	$102
Risk management liabilities - non-current	66	—	15	51	66
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	9	—	—	9	9
Risk management liabilities - non-current	79	—	1	78	79
Amortized cost
Current portion of long-term debt	360	—	360	—	360
Long-term debt	7,626	—	8,451	—	8,451
Other current liabilities (b)	37	—	37	—	37
	$8,279	$—	$8,942	$162	$9,104
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

Financial assets and liabilities not included in the fair value hierarchy table include money market funds, short-term debt, and commercial paper. The carrying value of these financial instruments approximate their fair value, which reflects the short-term maturity and/or normal credit terms of these financial instruments.

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 financial instruments at March 31, 2021:

	Net Fair Value	Valuation Technique	Unobservable Inputs	Range			Weighted Average (a)
Natural gas	$(96)	Discounted Cash Flow	Natural Gas Basis Price (per Dth)	$(1.56)	-	$2.46	$(0.49)
Natural gas	$—	Option Model	Natural Gas Basis Price (per Dth)	$(1.52)	-	$2.41	$(0.05)
			Annualized Volatility of Spot Market Natural Gas	7%	-	169%	24%
Electricity	$(21)	Discounted Cash Flow	Electricity Congestion Price (per MWh)	$(6.12)	-	$62.31	$13.95
(a)Unobservable inputs were weighted by transaction volume.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 61

The following tables provide a reconciliation of changes in net fair value of derivative assets and liabilities classified as Level 3 in the fair value hierarchy:

Three Months Ended	March 31, 2021			March 31, 2020
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(74)	$(19)	$(93)	$(85)	$—	$(85)
Realized and unrealized gains (losses):
Recorded in income	6	(3)	3	23	10	33
Recorded in regulatory assets	(6)	—	(6)	12	—	12
Reclassified to held for sale (note 4)	(28)	—	(28)	—	—	—
Transfers out of Level 3	—	—	—	1	—	1
Settlements	5	—	5	(7)	(8)	(15)
Foreign exchange translation	1	1	2	(6)	—	(6)
Balance, end of period	$(96)	$(21)	$(117)	$(62)	$2	$(60)

Transfers out of Level 3 financial instruments are due to an increase in valuations using observable market inputs.

Summary of Unrealized Gains (Losses) on Risk Management Contracts Recognized in Net Income

	Three Months Ended March 31
	2021	2020
Natural gas	$(7)	$16
Energy exports	78	86
Crude oil and NGLs	6	—
NGL frac spread	(16)	14
Power	2	(1)
Foreign exchange	(8)	—
	$55	$115

Offsetting of Derivative Assets and Derivative Liabilities

Certain of AltaGas’ risk management contracts are subject to master netting arrangements that create a legally enforceable right for a counterparty to offset the related financial assets and financial liabilities. As part of these master netting agreements, cash, letters of credit, and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivative and non-derivative positions. Collateral balances are also offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

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As at	March 31, 2021
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$46	$(6)	$(4)	$36
Energy exports	118	(101)	42	59
Crude oil and NGLs	2	—	—	2
NGL frac spread	1	(1)	—	—
Power	27	(17)	—	10
Foreign exchange	21	(5)	—	16
	$215	$(130)	$38	$123

Risk management liabilities (b)
Natural gas	$136	$(6)	$—	$130
Energy exports	101	(101)	—	—
Crude oil and NGLs	—	—	9	9
NGL frac spread	23	(1)	—	22
Power	55	(17)	1	39
Foreign exchange	5	(5)	—	—
	$320	$(130)	$10	$200
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $94 million and risk management assets (non‑current) balance of $29 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $66 million and risk management liabilities (non‑current) balance of $134 million.

As at	December 31, 2020
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$104	$(38)	$(3)	$63
Energy exports	86	(86)	36	36
Crude oil and NGLs	1	—	—	1
Power	30	(8)	—	22
Foreign exchange	27	(3)	(1)	23
	$248	$(135)	$32	$145

Risk management liabilities (b)
Natural gas	$173	$(38)	$(3)	$132
Energy exports	153	(86)	—	67
NGL frac spread	6	—	—	6
Power	58	(8)	1	51
Foreign exchange	3	(3)	—	—
	$393	$(135)	$(2)	$256
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $98 million and risk management assets (non‑current) balance of $47 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $111 million and risk management liabilities (non‑current) balance of $145 million.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 63

Cash Collateral

The following table presents collateral not offset against risk management assets and liabilities:

As at	March 31, 2021	December 31, 2020
Collateral posted with counterparties	$4	$4
Cash collateral held representing an obligation	$—	$—

Any collateral posted that is not offset against risk management assets and liabilities is included in line item “prepaid expenses and other current assets” in the Consolidated Balance Sheets. Collateral received and not offset against risk management assets and liabilities is included in line item “customer deposits” in the Consolidated Balance Sheets.

Certain derivative instruments contain contract provisions that require collateral to be posted if the credit rating of AltaGas or certain of its subsidiaries falls below certain levels. At March 31, 2021 and December 31, 2020, AltaGas has not posted any collateral related to its derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if specific credit-risk-related contingent features underlying these agreements were triggered:

As at	March 31, 2021	December 31, 2020
Risk management liabilities with credit-risk-contingent features	$25	$32
Maximum potential collateral requirements	$20	$26

Notional Summary

The following table presents the notional quantity outstanding related to the Corporation’s commodity contracts:

As at	March 31, 2021		December 31, 2020
Natural Gas
Sales	267,267,989	GJ	590,054,996 GJ
Purchases	892,289,168	GJ	1,522,958,497 GJ
Swaps	92,756,567	GJ	288,613,586 GJ
Crude Oil and NGLs
Sales	687,000	Bbl	680,000 Bbl
Purchases	244,000	Bbl	221,000 Bbl
Energy Exports
Swaps	27,321,603	Bbl	37,425,488 Bbl
NGL Frac Spread
Propane swaps	1,629,891	Bbl	1,270,350 Bbl
Butane swaps	467,818	Bbl	307,784 Bbl
Crude oil swaps	119,895	Bbl	123,120 Bbl
Natural gas swaps	11,650,215	GJ	7,281,570 GJ
Power
Sales	4,847,620	MWh	5,482,242 MWh
Purchases	8,116,592	MWh	8,848,007 MWh
Swaps	20,875,535	MWh	24,081,519 MWh

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 64

Foreign Exchange Risk

AltaGas is exposed to foreign exchange risk as changes in foreign exchange rates may affect the fair value or future cash flows of the Corporation’s financial instruments. AltaGas has foreign operations whereby the functional currency is the U.S. dollar. As a result, the Corporation’s earnings, cash flows, and OCI are exposed to fluctuations resulting from changes in foreign exchange rates. This risk is partially mitigated to the extent that AltaGas has U.S. dollar-denominated debt and/or preferred shares outstanding. AltaGas may also enter into foreign exchange forward derivatives to manage the risk of fluctuating cash flows due to variations in foreign exchange rates.

AltaGas may designate its U.S. dollar-denominated debt as a net investment hedge of its U.S. subsidiaries. As at March 31, 2021, and December 31, 2020, AltaGas has not designated any outstanding debt as a net investment hedge.

The following foreign exchange forward contracts are outstanding as at March 31, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Forward USD sales	US$20	Less than one year	1.3574	$2
Forward USD purchases	US$277	Less than one year	1.2635	$(5)
Foreign exchange swaps (sales)	US$254	Less than one year	1.3329	$19

The following foreign exchange forward contracts were outstanding as at December 31, 2020:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Forward USD sales	US$29	Less than one year	1.3591	$3
Forward USD purchases	US$356	Less than one year	1.2824	$(3)
Foreign exchange swaps (sales)	US$410	Less than one year	1.3322	$23

For the three months ended March 31, 2021, AltaGas recorded an after-tax realized gain of $7 million on all foreign exchange forward contracts (three months ended March 31, 2020 - $nil).

Allowance for Credit Losses

The following table presents changes to the allowance for credit losses by segment and major type:

	Three Months Ended March 31, 2021
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets	Total
Utilities
Balance, beginning of period	$40	$—	$—	$40
Adjustments to allowance (b)	10	—	—	10
Written off	(4)	—	—	(4)
Recoveries collected	1	—	—	1
Balance, end of period	$47	$—	$—	$47
Midstream
Balance, beginning of period	$1	$1	$2	$4
Adjustments to allowance	—	—	(2)	(2)
Balance, end of period	$1	$1	$—	$2
Total	$48	$1	$—	$49
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $8 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

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	Three Months Ended March 31, 2020
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets (b)	Total
Utilities
Balance, beginning of period	$31	$—	$—	$31
Adjustment upon adoption of ASC 326 (c)	2	—	—	2
Foreign exchange translation	3	—	—	3
Adjustments to allowance	9	—	—	9
Written off	(14)	—	—	(14)
Recoveries collected	1	—	—	1
Balance, end of period	$32	$—	$—	$32
Midstream
Balance, beginning of period	$1	$—	$—	$1
Adjustment upon adoption of ASC 326	—	1	3	4
Balance, end of period	$1	$1	$3	$5
Corporate/Other
Balance, beginning of period	$2	$—	$—	$2
Adjustment upon adoption of ASC 326	—	—	1	1
Balance, end of period	$2	$—	$1	$3
Total	$35	$1	$4	$40
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Included a loan to an affiliate and other long-term receivables. An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate commensurate with the period in which the receivable is expected to be collected.
(c)Based on previous collection experience, AltaGas did not record an allowance for credit losses for its contract assets associated with its energy management services projects with the U.S. federal government.

With the exception of accounts receivable which are due in one year or less, AltaGas does not have any past due receivables as at March 31, 2021.

Weather Related Instruments

WGL Energy Services utilizes heating degree day (HDD) instruments from time to time to manage weather and price risks related to its natural gas and electricity sales during the winter heating season. WGL Energy Services also utilizes cooling degree day (CDD) instruments and other instruments to manage weather and price risks related to its electricity sales during the summer cooling season. These instruments cover a portion of estimated revenue or energy-related cost exposure to variations in HDDs or CDDs. For the three months ended March 31, 2021, no pre-tax gains or losses were recorded related to these instruments (three months ended March 31, 2020 - pre-tax losses of $3 million).

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15. Leases

Lessor

Certain of AltaGas’ revenues are obtained through power purchase agreements or take-or-pay contracts whereby AltaGas is the lessor in these operating lease arrangements. Minimum lease payments received are amortized over the term of the lease. Contingent rentals are recorded when the condition that created the present obligation to make such payments occurs such as when actual electricity is generated and delivered. Revenue from these arrangements have been disclosed in Note 13.

16. Shareholders’ Equity

Authorization

AltaGas is authorized to issue an unlimited number of voting common shares. AltaGas is also authorized to issue such number of Preferred Shares in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50 percent of the voting rights attaching to the then issued and outstanding Common Shares.

Dividend Reinvestment and Optional Cash Purchase Plan (DRIP or the Plan)

The Plan consisted of two components: a Dividend Reinvestment component and an Optional Cash Purchase component. The Premium Dividend™ component of the plan was suspended in December 2018. The Dividend Reinvestment and Optional Cash Purchase component was suspended in December 2019, with the December dividend (paid January 2020) being the last dividend payment eligible for reinvestment by participating shareholders under the DRIP. The Plan in its entirety will remain suspended until further notice.

Common Shares Issued and Outstanding	Number of shares	Amount
January 1, 2020	279,074,685	$6,719
Shares issued for cash on exercise of options	88,082	1
Deferred taxes on share issuance cost	—	(3)
Shares issued under DRIP	331,532	6
December 31, 2020	279,494,299	$6,723
Shares issued for cash on exercise of options	164,203	3
Deferred taxes on share issuance cost	—	(1)
Issued and outstanding at March 31, 2021	279,658,502	$6,725

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 67

Preferred Shares

As at	March 31, 2021		December 31, 2020
Issued and Outstanding	Number of shares	Amount	Number of shares	Amount
Series A	6,746,679	$169	6,746,679	$169
Series B	1,253,321	31	1,253,321	31
Series C	8,000,000	206	8,000,000	206
Series E	8,000,000	200	8,000,000	200
Series G	6,885,823	172	6,885,823	172
Series H	1,114,177	28	1,114,177	28
Series K	12,000,000	300	12,000,000	300
Share issuance costs, net of taxes		(29)		(29)
	44,000,000	$1,077	44,000,000	$1,077

Share Option Plan

AltaGas has an employee share option plan under which officers, employees, and service providers (as defined by the TSX) are eligible to receive grants. As at March 31, 2021, 13,915,160 shares were listed and reserved for issuance under the plan.

As at March 31, 2021, share options granted under the plan have a term between six and ten years until expiry and vest no longer than over a four‑year period.

As at March 31, 2021, the unexpensed fair value of share option compensation cost associated with future periods was $8 million (December 31, 2020 ‑ $4 million).

The following table summarizes information about the Corporation’s share options:

As at	March 31, 2021		December 31, 2020
	Number of options	Exercise price (a)	Number of options	Exercise price (a)
Share options outstanding, beginning of period	8,362,211	$21.06	7,043,956	$22.49
Granted	1,862,007	18.72	2,501,755	19.46
Exercised	(164,203)	16.35	(88,082)	14.89
Forfeited	(40,947)	22.23	(631,549)	26.00
Expired	(100,000)	40.61	(463,869)	27.69
Share options outstanding, end of period	9,919,068	$20.50	8,362,211	$21.06
Share options exercisable, end of period	4,227,092	$22.84	3,607,391	$23.59
(a)Weighted average.

As at March 31, 2021, the aggregate intrinsic value of the total share options exercisable was $9 million (December 31, 2020 - $5 million), the total intrinsic value of share options outstanding was $23 million (December 31, 2020 - $9 million) and the total intrinsic value of share options exercised was less than $1 million (December 31, 2020 - less than $1 million).

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 68

The following table summarizes the employee share option plan as at March 31, 2021:

	Options outstanding			Options exercisable
Price range	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable	Weighted average exercise price	Weighted average remaining contractual life
$14.52 to $18.00	2,333,592	$15.26	3.83	1,262,390	$14.96	3.76
$18.01 to $25.08	5,710,903	19.29	4.95	1,263,046	19.56	4.55
$25.09 to $45.49	1,874,573	30.71	1.66	1,701,656	31.13	1.51
	9,919,068	$20.50	4.06	4,227,092	$22.84	3.09

Phantom Unit Plan (Phantom Plan) and Deferred Share Unit Plan (DSUP)

AltaGas has a Phantom Plan for employees and executive officers, which includes restricted units (RUs) and performance units (PUs) with vesting periods between 36 to 44 months from the grant date. In addition, AltaGas has a DSUP, which allows granting of deferred share units (DSUs) to directors. DSUs granted under the DSUP vest immediately but settlement of the DSUs occur when the individual ceases to be a director.

PUs, RUs, and DSUs (number of units)	March 31, 2021	December 31, 2020
Balance, beginning of year	5,732,134	6,484,831
Granted	1,251,961	1,158,547
Vested and paid out	(18,692)	(681,841)
Forfeited	(106,946)	(1,342,832)
Units in lieu of dividends	32,241	113,429
Outstanding, end of period	6,890,698	5,732,134

For the three months ended March 31, 2021, the compensation expense recorded for the Phantom Plan and DSUP was $11 million (three months ended March 31, 2020 – $1 million recovery). As at March 31, 2021, the unrecognized compensation expense relating to the remaining vesting period for the Phantom Plan was $42 million (December 31, 2020 ‑ $23 million) and is expected to be recognized over the vesting period.

17. Net Income Per Common Share

The following table summarizes the computation of net income per common share:

Three Months Ended March 31	2021	2020
Numerator:
Net income applicable to controlling interests	$350	$481
Less: Preferred share dividends	(13)	(17)
Net income applicable to common shares	$337	$464
Denominator:
(millions of shares)
Weighted average number of common shares outstanding	279.5	279.4
Dilutive equity instruments (a)	0.7	0.5
Weighted average number of common shares outstanding - diluted	280.2	279.9
Basic net income per common share	$1.21	$1.66
Diluted net income per common share	$1.20	$1.66
(a)Determined using the treasury stock method.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 69

For the three months ended March 31, 2021, 2.0 million share options (three months ended March 31, 2020 – 6.7 million) were excluded from the diluted net income per common share calculation as their effects were anti‑dilutive.

18. Commitments, Guarantees, and Contingencies

Commitments

AltaGas has long-term natural gas purchase and transportation arrangements, LPG purchase agreements, crude oil and condensate purchase agreements, electricity purchase arrangements, service agreements, pipeline and storage service contracts, capital commitments, environmental commitments, merger commitments, and operating leases for office space, office equipment, vehicles, rail cars, land, storage, aquatic surface use, and other equipment, all of which are transacted at market prices and in the normal course of business.

AltaGas’ utilities have contracts to purchase natural gas, natural gas transportation and storage services from various suppliers to ensure that there is an adequate supply of natural gas to meet the needs of customers and to minimize exposure to market price fluctuations. These contracts have expiration dates that range from 2021 to 2044. In addition, WGL Energy Services also enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts. WGL Midstream enters into contracts to acquire, invest in, manage, and optimize natural gas storage and transportation assets.

In connection with the acquisition of WGL in 2018, AltaGas and WGL have made commitments related to the terms of the Public Service Commission of the District of Columbia (PSC of DC) settlement agreement and the conditions of approval from the Maryland Public Service Commission (PSC of MD) and the Commonwealth of Virginia State Corporation Commission (SCC of VA). Among other things, these commitments include rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As at March 31, 2021, the total amount of merger commitments which have been expensed but are not yet paid is approximately US$9 million. In addition, there are certain additional merger commitments that were and will be expensed as costs are incurred in the future, including the investment of up to US$70 million over a ten year period to further extend natural gas service, investment of US$8 million for leak mitigation within three years of the merger, which has been paid as of March 31, 2021, hiring damage prevention trainers in each jurisdiction for a total of US$2 million over five years, and developing 15 megawatts of either electric grid energy storage or Tier 1 renewable resources within five years after the merger closed.

In 2020, as part of the Petrogas Acquisition (Note 3), AltaGas acquired commodity contracts to purchase LPGs, crude oil and condensates. These contracts are used to ensure that there is an adequate supply of certain commodities to meet shipping commitments, the needs of customers, and to minimize exposure to market price fluctuations. Commodity commitments are valued based on forward prices, which may fluctuate significantly from period to period. AltaGas also acquired a commitment to purchase land as part of an agreement for its continued use of the Ferndale terminal and the commitment to pay post-acquisition contingent payments of up to $16 million, which may be paid no later than 2022 based on certain criteria, including earnings targets being met. As at March 31, 2021, no post-acquisition contingent payments have been made.

In 2017, AltaGas entered into a 12-year service agreement for tug services to support the marine operations of RIPET. As at March 31, 2021, AltaGas is obligated to pay fixed fees of approximately $21 million over the remainder of the contract.

In 2019, AltaGas entered into propane supply contracts with various counterparties to secure physical volumes required for RIPET’s export capacity commitments. The contract terms range from 1 - 15 years, for an aggregate commitment amount of approximately $619 million.

AltaGas Ltd. – Q1 2021 MD&A and Financial Statements – 70

In 2014, AltaGas’ Blythe facility entered into a Long-Term Service Agreement with Siemens to complete various upgrade and maintenance services on the Combustion Turbines (CT) at Blythe. The term of the agreement is over 124,000 equivalent operating hours per CT, or 25 years, whichever comes first. As at March 31, 2021, approximately $152 million is expected to be paid over the next 15 years, of which $43 million is expected to be paid over the next five years.

Guarantees

AltaGas has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. AltaGas has also guaranteed payments for certain of its external partners. As at March 31, 2021, AltaGas had no guarantees to external parties.

Contingencies

AltaGas and its subsidiaries are subject to various legal claims and actions arising in the normal course of business. While the final outcome of such legal claims and actions cannot be predicted with certainty, the Corporation does not believe that the resolution of such claims and actions will have a material impact on the Corporation’s consolidated financial position or results of operations.

19. Pension Plans and Retiree Benefits

The costs of the defined benefit and post-retirement benefit plans are based on Management's estimate of the future rate of return on the fair value of pension plan assets, salary escalations, mortality rates, and other factors affecting the payment of future benefits.

Rabbi trusts of $20 million as at March 31, 2021 have been funded to satisfy the employee benefit obligations associated with WGL’s various pension plans (December 31, 2020 - $28 million). These balances are included in "prepaid expenses and other current assets" and "long-term investments and other assets" in the Consolidated Balance Sheets.

The net pension expense by plan for the period was as follows:

	Three Months Ended March 31, 2021
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$6	$3	$7	$3
Interest cost (b)	—	—	12	3	12	3
Expected return on plan assets (b)	—	—	(19)	(8)	(19)	(8)
Amortization of past service credit (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial loss (gain) (b)	—	—	1	(2)	1	(2)
Plan settlements (b)	—	—	1	—	1	—
Net benefit cost (income) recognized	$1	$—	$1	$(8)	$2	$(8)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.
(b)Recorded under the line item “other income” on the Consolidated Statements of Income.

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	Three Months Ended March 31, 2020
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$7	$2	$8	$2
Interest cost (b)	—	—	15	4	15	4
Expected return on plan assets (b)	—	—	(19)	(9)	(19)	(9)
Amortization of past service credit (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial loss (b)	—	—	5	—	5	—
Plan settlements (b)	—	—	1	—	1	—
Net benefit cost (income) recognized	$1	$—	$9	$(7)	$10	$(7)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.
(b)Recorded under the line item “other income” on the Consolidated Statements of Income.

20. Supplemental Cash Flow Information

The following table details the changes in operating assets and liabilities from operating activities:

Three Months Ended March 31	2021	2020
Source (use) of cash:
Accounts receivable	$—	$192
Inventory	77	195
Risk management assets - current	2	(5)
Other current assets	37	17
Regulatory assets - current	20	(38)
Accounts payable and accrued liabilities	(77)	(248)
Customer deposits	(25)	(19)
Regulatory liabilities - current	(8)	(29)
Risk management liabilities - current	2	(1)
Other current liabilities	(30)	(6)
Other operating assets and liabilities	32	3
Changes in operating assets and liabilities	$30	$61

The following table details the changes in non-cash investing and financing activities:

Three Months Ended March 31	2021	2020
Decrease (increase) of balance:
Common shares issued under DRIP	$—	$(6)
Net right-of-use assets obtained in exchange for new operating lease liabilities	$4	$9
Net right-of-use assets obtained in exchange for new finance lease liabilities	$1	$2
Capital expenditures included in accounts payable and accrued liabilities	$58	$(11)

The following cash payments have been included in the determination of earnings:

Three Months Ended March 31	2021	2020
Interest paid (net of capitalized interest)	$78	$82
Income taxes paid	$4	$9

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The following table is a reconciliation of cash and cash equivalents and restricted cash balances:

As at March 31	2021	2020
Cash and cash equivalents	$52	$335
Restricted cash holdings from customers - current	3	4
Restricted cash holdings from customers - non-current	—	2
Restricted cash included in prepaid expenses and other current assets (a)	3	16
Restricted cash included in long-term investments and other assets (a)	17	40
Cash, cash equivalents, and restricted cash per Consolidated Statements of Cash Flows	$75	$397
(a)The restricted cash balances included in "prepaid expenses and other current assets" and "long-term investments and other assets" relate to Rabbi trusts associated with WGL’s pension plans (Note 19).

21. Seasonality

The Utilities business is highly seasonal with the majority of natural gas deliveries occurring during the winter heating season. Gas sales increase during the winter resulting in stronger first and fourth quarter results and weaker second and third quarter results. The retail business within the Utilities segment is also seasonal, with larger amounts of electricity being sold in the summer and peak winter months and larger amounts of natural gas being sold in the winter months.

22. Segmented Information

AltaGas owns and operates a portfolio of assets and services used to move energy from the source to the end‑user. The following describes the Corporation’s reportable segments:

Utilities
■ rate-regulated natural gas distribution assets in Michigan, Alaska, the District of Columbia, Maryland,
    and Virginia;
■ rate-regulated natural gas storage in the United States; and
■ sale of natural gas and power to residential, commercial, and industrial customers in Washington
    D.C., Maryland, Virginia, Delaware, Pennsylvania, and Ohio.

Midstream
■ NGL processing and extraction plants;
■ natural gas storage facilities;
■ liquefied petroleum gas (LPG) terminals;
■ transmission pipelines to transport natural gas and NGL;
■ natural gas gathering lines and field processing facilities;
■ purchase and sale of natural gas;
■ natural gas and NGL marketing;
■ marketing, storage and distribution of wellsite fluids and fuel, crude oil and condensate diluents; and
■ interest in a regulated gas pipeline in the Marcellus/Utica basins.

Corporate/Other
■ the cost of providing corporate services, financing and general corporate overhead, investments in certain public and private entities, corporate assets, financing other segments and the effects of changes in the fair value of certain risk management contracts; and
■ a small portfolio of remaining power assets, certain of which are pending sale.

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The following table provides a reconciliation of segment revenue to the disaggregated revenue table disclosed under Note 13:

	Three Months Ended March 31, 2021
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$1,408	$1,654	$23	$3,085
Intersegment revenue	—	(4)	—	(4)
Segment revenue	$1,408	$1,650	$23	$3,081

	Three Months Ended March 31, 2020
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$1,405	$438	$26	$1,869
Intersegment revenue	—	12	—	12
Segment revenue	$1,405	$450	$26	$1,881

The following tables show the composition by segment:

	Three Months Ended March 31, 2021
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$1,408	$1,650	$23	$4	$3,085
Cost of sales	(802)	(1,206)	(4)	(4)	(2,016)
Operating and administrative	(240)	(105)	(21)	—	(366)
Depreciation and amortization	(75)	(16)	(8)	—	(99)
Provisions on assets (note 5)	—	(76)	—	—	(76)
Income from equity investments (note 10)	1	2	—	—	3
Other income (loss)	16	1	(1)	—	16
Foreign exchange gains (losses)	—	(13)	9	—	(4)
Interest expense	—	—	(70)	—	(70)
Income (loss) before income taxes	$308	$237	$(72)	$—	$473
Net additions to:
Property, plant and equipment (b)	$112	$22	$5	$—	$139
Intangible assets	$—	$—	$1	$—	$1
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

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	Three Months Ended March 31, 2020
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$1,405	$450	$26	$(12)	$1,869
Cost of sales	(785)	(187)	(4)	12	(964)
Operating and administrative	(262)	(61)	(15)	—	(338)
Accretion expenses	—	(1)	—	—	(1)
Depreciation and amortization	(74)	(24)	(7)	—	(105)
Provisions on assets (note 5)	—	(2)	—	—	(2)
Income from equity investments (note 10)	3	8	—	—	11
Other income	213	—	5	—	218
Foreign exchange gains (losses)	—	30	(30)	—	—
Interest expense	—	—	(70)	—	(70)
Income (loss) before income taxes	$500	$213	$(95)	$—	$618
Net additions to:
Property, plant and equipment (b)	$144	$42	$13	$—	$199
Intangible assets	$—	$—	$1	$—	$1
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

The following table shows goodwill and total assets by segment:

	Utilities	Midstream	Corporate/Other	Total
As at March 31, 2021
Goodwill	$3,661	$1,312	$—	$4,973
Segmented assets	$13,470	$7,050	$551	$21,071
As at December 31, 2020
Goodwill	$3,706	$1,333	$—	$5,039
Segmented assets	$13,675	$7,320	$537	$21,532

23. Subsequent Events

On April 23, 2021, AltaGas closed the disposition of the majority of WGL Midstream's commodity business for cash proceeds of approximately US$275 million, including working capital adjustments. These assets were recorded in the Midstream segment.

Subsequent events have been reviewed through April 28, 2021, the date on which these unaudited condensed interim Consolidated Financial Statements were issued.

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SUPPLEMENTAL QUARTERLY OPERATING INFORMATION

	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
OPERATING HIGHLIGHTS
UTILITIES
Natural gas deliveries - end use (Bcf) (1)	72.6	50.0	14.2	23.1	66.6
Natural gas deliveries - transportation (Bcf) (1)	43.1	35.6	28.3	24.1	40.5
Service sites (thousands) (2)	1,675	1,672	1,667	1,664	1,661
Degree day variance from normal - SEMCO Gas (%) (3)	(6.2)	(4.4)	1.8	20.2	(11.4)
Degree day variance from normal - ENSTAR (%) (3)	9.7	0.2	(13.3)	0.5	16.1
Degree day variance from normal - Washington Gas (%) (3) (4)	(7.1)	(10.6)	233.0	45.6	(17.1)
WGL retail energy marketing - gas sales volumes (Mmcf)	24,696	18,053	8,393	11,419	21,916
WGL retail energy marketing - electricity sales volumes (GWh)	3,249	3,257	3,688	3,151	3,511
MIDSTREAM
RIPET export volumes (Bbls/d) (5)	50,714	37,782	42,736	41,460	35,141
Ferndale export volumes (Bbls/d) (5) (6)	34,750	33,979	—	—	—
Total inlet gas processed (Mmcf/d) (5)	1,526	1,409	1,328	1,300	1,393
Extracted ethane volumes (Bbls/d) (5)	33,138	30,766	24,681	26,699	29,932
Extracted NGL volumes (Bbls/d) (5) (7)	38,026	34,199	32,165	29,946	32,495
Fractionation volumes (Bbls/d) (5)	28,591	27,026	25,430	20,641	21,079
Frac spread - realized ($/Bbl) (5) (8)	14.69	13.95	15.90	16.61	11.76
Frac spread - average spot price ($/Bbl) (5) (9)	24.35	9.33	7.11	3.73	2.04
Propane Far East Index to Mont Belvieu spread (US$/Bbl) (10)	10.14	15.01	8.00	8.08	16.23
Natural gas optimization inventory (Bcf)	23.9	39.3	51.1	49.1	34.3
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.
(5)Average for the period.
(6)Represents propane and butane volumes exported at Ferndale for the period after close of the Petrogas Acquisition on December 15, 2020.
(7)NGL volumes refer to propane, butane and condensate.
(8)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(9)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac exposed volumes for the period.
(10)Average propane price spread between FEI and Mont Belvieu TET commercial index.

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OTHER INFORMATION

DEFINITIONS
Bbls/d    barrels per day
Bcf        billion cubic feet
Dth        dekatherm
GJ        gigajoule
GWh    gigawatt‑hour
Mcf        thousand cubic feet
Mmcf/d    million cubic feet per day
MW        megawatt
MWh    megawatt‑hour
US$    United States dollar

ABOUT ALTAGAS

AltaGas is an energy infrastructure company with a focus on regulated Utilities and Midstream. The Corporation creates value by acquiring, growing, and optimizing its energy infrastructure, including a focus on clean energy sources. For more information visit: www.altagas.ca.

For further information contact:

Investment Community
1‑877‑691‑7199

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